EXHIBIT 99

ANNUAL AND SPECIAL MEETING
MAY 6, 2004

POTASH CORPORATION OF SASKATCHEWAN INC.

NOTICE OF

ANNUAL AND SPECIAL MEETING

OF SHAREHOLDERS AND

MANAGEMENT PROXY CIRCULAR

March 11, 2004

Dear Shareholder:

          We are pleased to invite you to join our Board of Directors and senior management team at our 2004 Annual and Special Meeting of Shareholders. The meeting will be held on May 6, 2004 at 10:30 a.m. (local time) at the Delta Bessborough, 601 Spadina Crescent East, Saskatoon, Saskatchewan, Canada.

          The meeting provides you, the shareholder, with an opportunity to meet, listen to and ask questions of the people who are responsible for the performance of the Corporation. The Notice of Annual and Special Meeting and Management Proxy Circular describing the formal business of the meeting and related proxy are enclosed.

          Your vote is very important. Whether or not you plan to attend the meeting, you can make your voice heard by completing and sending us your proxy (full details are provided inside).

          If you are unable to attend in person, you will be able to listen to a webcast of the meeting at www.potashcorp.com. Prior to the meeting you may also wish to visit our website to view our most recently filed public documents.

          We look forward to seeing you on May 6, 2004.

Sincerely,

D. J. Howe	W. J. Doyle
Board Chair	President and Chief Executive Officer

Potash Corporation of Saskatchewan Inc.
PCS Tower,     Suite 500, 122 – 1st Avenue South,     Saskatoon, Saskatchewan Canada     S7K 7G3

POTASH CORPORATION OF SASKATCHEWAN INC.
NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

          NOTICE IS HEREBY GIVEN that the Annual and Special Meeting (the “Meeting”) of shareholders of Potash Corporation of Saskatchewan Inc. (the “Corporation”), a Canadian corporation, will be held on May 6, 2004 at 10:30 a.m. (local time) at the Delta Bessborough, 601 Spadina Crescent East, Saskatoon, Saskatchewan, Canada for the following purposes:

1.	to receive the consolidated financial statements of the Corporation for the year ended December 31, 2003 and the report of the auditors thereon;

2.	to elect directors;

3.	to appoint auditors for the Corporation;

4.	to consider the shareholder proposal attached as Appendix C to the accompanying Management Proxy Circular; and

5.	to transact such other business as may properly come before the Meeting or any adjournments thereof.

          DATED at Saskatoon, Saskatchewan this 11th day of March, 2004.

BY ORDER OF THE BOARD OF DIRECTORS

John L.M. Hampton
Secretary

POTASH CORPORATION OF SASKATCHEWAN INC.
MANAGEMENT PROXY CIRCULAR

QUESTIONS AND ANSWERS ON VOTING AND PROXIES

Your vote is important to us, and you can vote whether you attend the Meeting or not. Here is how:

1.	Q:	WHO CAN I CALL IF I HAVE QUESTIONS ABOUT THE INFORMATION CONTAINED IN THIS MANAGEMENT PROXY CIRCULAR OR REQUIRE ASSISTANCE IN COMPLETING MY PROXY FORM?

	A:	Georgeson Shareholder Communication Canada, Inc., the Corporation’s proxy solicitation agent, at 1-866-800-9418, for service in English and in French.

2.	Q:	WHO IS SOLICITING MY PROXY?

A:
The management of the Corporation. Solicitation of proxies will be primarily by mail, supplemented by telephone or other contact by employees of the Corporation (who will receive no additional compensation), and all such costs will be borne by the Corporation. We have retained the services of Georgeson for the solicitation of proxies in Canada and in the United States. Georgeson’s services are estimated to cost $20,000.

3.	Q:	ON WHAT AM I VOTING?

A:
Three items: (1) the election of directors, (2) the appointment of auditors and (3) the consideration of the shareholder proposal. The Corporation’s Board and management recommend that you vote FOR items (1) and (2) and AGAINST item (3).

4.	Q:	WHO IS ENTITLED TO VOTE?

	A:	Common shareholders as at the close of business on March 18, 2004 or their duly appointed representatives will be entitled to cast a vote.

As at February 29, 2004, 53,367,413 common shares in the capital of the Corporation (the “Shares”) are entitled to be voted at the Meeting.

5.	Q:	BY WHEN MUST I VOTE?

	A:	This will depend on the way in which you will be voting: (a) If you plan to attend the Meeting and wish to vote your Shares in person at the Meeting, your vote will be taken and counted at the Meeting. Non-registered shareholders wishing to attend the Meeting should refer to “Voting by Non-Registered Shareholders” on page 5; (b) If you are voting using the proxy form, your proxy form should be received at the Winnipeg office of CIBC Mellon Trust Company by mail or facsimile prior to the commencement of the Meeting, or hand-delivered at the registration table on the day of the Meeting prior to the commencement of the Meeting; (c) If you are voting your proxy by telephone or Internet, your vote should be received no later than 11:00 p.m. (Saskatoon time) on Tuesday, May 4, 2004.

6.	Q:	WHAT IF I SIGN THE PROXY FORM AS DESCRIBED IN THIS MANAGEMENT PROXY CIRCULAR?

A:
Signing the proxy form gives authority to Mr. Dallas J. Howe, Mr. William J. Doyle, Mr. Wayne R. Brownlee or Mr. John L.M. Hampton, all of whom are either directors or officers of the Corporation, to vote your Shares at the Meeting in accordance with your voting instructions. A PROXY MUST BE IN WRITING AND MUST BE EXECUTED BY YOU OR BY YOUR ATTORNEY AUTHORIZED IN WRITING OR, IF THE SHAREHOLDER IS A CORPORATION OR OTHER LEGAL ENTITY, BY AN OFFICER OR ATTORNEY THEREOF DULY AUTHORIZED. A PROXY MAY ALSO BE COMPLETED OVER THE TELEPHONE OR OVER THE INTERNET (See Questions No. 17(1) (a) and (b) and 18(1).

7.	Q:	CAN I APPOINT SOMEONE OTHER THAN THESE PEOPLE TO VOTE MY SHARES?

A:
Yes. You have the right to appoint some other person of your choice, who need not be a shareholder, to attend and act on your behalf at the Meeting. If you wish to do so, please strike out those four printed names appearing on the proxy form, and insert the name of your chosen proxyholder in the space provided thereon.

YOU CANNOT APPOINT A PERSON TO VOTE YOUR SHARES OTHER THAN OUR DIRECTORS OR OFFICERS WHOSE PRINTED NAMES APPEAR ON THE PROXY FORM IF YOU DECIDE TO VOTE BY TELEPHONE OR INTERNET.

IT IS IMPORTANT TO ENSURE THAT ANY OTHER PERSON YOU APPOINT IS ATTENDING THE MEETING AND IS AWARE THAT HIS OR HER APPOINTMENT HAS BEEN MADE TO VOTE YOUR SHARES. PROXY-HOLDERS SHOULD, AT THE MEETING, PRESENT THEMSELVES TO A REPRESENTATIVE OF CIBC MELLON AT THE TABLE IDENTIFIED AS “REGISTERED SHAREHOLDERS”.

8.	Q:	HOW WILL MY SHARES BE VOTED IF I VOTE BY PROXY?

A:
The persons named in the proxy form must vote or withhold from voting your Shares in accordance with your instructions on the proxy form. In the absence of such instructions, however, your Shares will be voted FOR the election to the Corporation’s Board of nominees proposed by management mentioned in this Management Proxy Circular and on the proxy form, FOR the appointment of Deloitte & Touche LLP as auditors until the close of the next annual meeting, AGAINST the shareholder proposal and FOR management’s proposals generally.

9.	Q:	IF I CHANGE MY MIND, CAN I TAKE BACK MY PROXY ONCE I HAVE GIVEN IT?

A:
Yes. A shareholder who has voted by proxy may revoke it by voting again in any manner (telephone, Internet, mail or fax). In addition, you may revoke a voted proxy by depositing an instrument in writing (which includes another proxy form with a later date) executed by you or by your attorney authorized in writing with our Corporate Secretary at Suite 500, 122 1st Avenue South, Saskatoon, Saskatchewan, Canada, S7K 7G3, at any time up to and including the last business day preceding the date of the Meeting, or any adjournment or postponement thereof or by depositing it with the Meeting chair on the day of the Meeting, or any adjournment or postponement thereof. You may also revoke a proxy in any other manner permitted by law.

Note that your participation in person in a vote by ballot at the Meeting will automatically revoke any proxy previously given by you in respect of business covered by that vote.

10.	Q:	WHAT IF AMENDMENTS ARE MADE TO THESE MATTERS OR IF OTHER MATTERS ARE BROUGHT BEFORE THE MEETING?

A:
The person named in the proxy form has discretionary authority with respect to amendments or variations to matters identified in the Notice of the Meeting and to other matters which may properly come before the Meeting. As of the date of this Management Proxy Circular, our management knows of no such amendment, variation or other matter expected to come before the Meeting. If any other matters properly come before the Meeting, the persons named in the proxy form will vote on them in accordance with their best judgment.

11.	Q:	HOW WILL THE VOTES BE COUNTED?

A:
The election of directors will be determined by a plurality of votes cast at the Meeting by proxy or in person. The appointment of auditors and the consideration of the shareholder proposal will each be determined by a majority of votes cast at the Meeting by proxy or in person. In the event of equal votes, the Meeting chair is entitled to a second or casting vote.

12.	Q:	HOW CAN I CONTACT THE TRANSFER AGENT?

	A:	You can contact the transfer agent as follows:

By mail: CIBC Mellon Trust Company Suite 750 1 Lombard Place Winnipeg, Manitoba, Canada R3B 0X3

By telephone: 1-800-387-0825 (toll-free within Canada and the United States) or 1-416-643-5500 (from any country other than Canada and the United States)

By fax: 1-416-643-5660 (all countries)

By e-mail: inquiries@cibcmellon.com

13.	Q:	WHAT IS ELECTRONIC DELIVERY?

A:
A voluntary program that permits shareholders to receive their disclosure documents electronically rather than by paper. Every year, we mail to our shareholders documentation, such as this Management Proxy Circular and our Annual Report, that must by law be delivered to shareholders of a public company. Consenting shareholders will receive an email containing a link to disclosure documentation on our website (www.potashcorp.com). We believe that electronic delivery will benefit the environment and reduce our costs.

14.	Q:	IS ELECTRONIC DELIVERY MANDATORY?

	A:	No. Electronic delivery is voluntary; if you do not consent, you will continue to receive documentation by mail.

15.	Q:	IF I CONSENT TO ELECTRONIC DELIVERY, WHEN WILL IT BECOME EFFECTIVE?

A:
If you consent to electronic delivery, you will be notified by email of the availability on our website (www.potashcorp.com) of all documentation which must be sent to you by law, which notification is expected to start with the second quarter of 2004.

16.	Q:	HOW CAN I CONSENT TO ELECTRONIC DELIVERY?

A:
(a) If you are a registered shareholder, by (i) completing and returning the accompanying form entitled Consent to Electronic Delivery of Documents to our transfer agent CIBC Mellon Trust Company by mail or by fax at 1-416-643-5660, or (ii) by completing the online version of the form at www.cibcmellon.com/electronicdelivery; (b) if you are a non-registered shareholder, by enrolling according to the instructions provided by your nominee.

VOTING BY REGISTERED SHAREHOLDERS

You are a registered shareholder if your name appears on your share certificate. THE ENCLOSED PROXY FORM INDICATES WHETHER YOU ARE A REGISTERED SHAREHOLDER.

17.	Q:	HOW DO I VOTE?

	A:	You can vote your Shares by proxy or in person at the Meeting if you are a registered shareholder:

	(1)	BY PROXY

There are four ways that you can vote by proxy:

(a) By Telephone

Call 1-866-271-1207 from your touch-tone phone and follow the instructions (only available to registered shareholders resident in Canada or the United States). You will need the control number located on the enclosed proxy form. You do not need to return your proxy form.

(b) On the Internet

Go to www.eproxyvoting.com/potash and follow the instructions on screen. You will need the control number located on the enclosed proxy form. You do not need to return your proxy form.

At any time, CIBC Mellon may cease to provide telephone and Internet voting, in which case shareholders can elect to vote by mail, by fax or by attending the Meeting in person, as described below.

(c) By Mail

By completing, dating and signing the enclosed proxy form and returning same in the envelope provided.

(d) By Fax

By completing, dating and signing the enclosed proxy form and forwarding same by fax at 1-416-368-2502. IF YOUR SHARES ARE NOT REGISTERED IN YOUR NAME (E.G. IF THEY ARE HELD THROUGH A BANK, TRUST COMPANY, SECURITIES BROKER OR OTHER NOMINEE), DO NOT USE THE ABOVE FAX NUMBERS AS THEY ARE RESERVED FOR REGISTERED SHAREHOLDERS. INSTEAD, USE THE FAX NUMBERS, IF ANY, PROVIDED BY YOUR NOMINEE (See Question No. 18(1)).

(2) BY ATTENDING THE MEETING IN PERSON

If you wish to vote in person at the Meeting, do not complete or return the proxy form.

VOTING BY NON-REGISTERED SHAREHOLDERS

You are a non-registered (or beneficial) shareholder if your Shares are held through a bank, trust company, securities broker or other nominee. FOR MOST OF YOU, THE PROXY FORM SENT OR TO BE SENT BY YOUR NOMINEE INDICATES WHETHER YOU ARE A NON-REGISTERED (OR BENEFICIAL) SHAREHOLDER.

18.	Q:	HOW DO I VOTE?

	A:	There are two ways that you can vote your Shares if you are a non-registered (or beneficial) shareholder:

	(1)	BY PROVIDING VOTING INSTRUCTIONS TO YOUR NOMINEE

Your nominee is required to seek voting instructions from you in advance of the Meeting. Accordingly, you will receive or have already received from your nominee either a request for voting instructions or a proxy form for the number of Shares you hold.

Every nominee has its own procedures which should be carefully followed by non-registered shareholders to ensure that their Shares are voted at the Meeting. These procedures generally allow voting by telephone, on the

Internet, by mail or by fax. Please contact your nominee for instructions in this regard.

IF YOUR SHARES ARE NOT REGISTERED IN YOUR NAME, DO NOT USE THE FAX NUMBERS PROVIDED IN QUESTION NO. 17(1)(d) AS THESE NUMBERS ARE RESERVED FOR REGISTERED SHAREHOLDERS.

(2) BY ATTENDING THE MEETING IN PERSON

We do not have access to the names of our non-registered shareholders. Therefore, if you attend the Meeting, we will have no record of your shareholdings or of your entitlement to vote unless your nominee has appointed you as proxyholder. If you wish to vote in person at the Meeting, insert your own name in the space provided on the request for voting instructions or proxy form to appoint yourself as proxyholder and follow the instructions of your nominee.

Non-registered shareholders who instruct their nominee to appoint themselves as proxyholders should, at the Meeting, present themselves to a representative of CIBC Mellon at the table identified as “Beneficial Shareholders”. Do not otherwise complete the form sent to you as your vote will be taken and counted at the Meeting.

          Except as otherwise stated, the information contained herein is given as of February 29, 2004. Unless otherwise specified, all dollar amounts are expressed in United States dollars.

ELECTION OF DIRECTORS

          The articles of the Corporation provide that the Board of Directors of the Corporation (the “Board”) shall consist of a minimum of 6 directors and a maximum of 20, with the actual number to be determined from time to time by the Board. The Board has determined that, at the present time, there will be 12 directors.

          Proxies solicited hereby will be voted for the following proposed nominees (or for substitute nominees in the event of contingencies not known at present) who will, subject to the bylaws of the Corporation and applicable corporate law, hold office until the next annual meeting of shareholders or until their successors are elected or appointed in accordance with the bylaws or applicable corporate law. The affirmative vote of a plurality of the Shares present in person or by proxy at the Meeting and voted in respect of the election of directors is required to elect directors.

          The following table states the names and ages of all the persons to be nominated for election as directors, all other positions and offices with the Corporation now held by them, their present principal occupation or employment, their business experience over the last five years, the period during which present directors of the Corporation have served as directors, and the number of Shares and Share Units beneficially owned by each of them, including Shares over which any such individual has or shares voting or investment power.

FREDERICK J. BLESI	Director Since 2001
Number of Shares Beneficially Owned — 0
Number of Shares Deemed to be Beneficially Owned — 12,250*
Number of Share Units Held — 2,073**

Mr. Blesi, 66, of Glenview, Illinois is a retired Chairman and Chief Executive Officer of the Phosphate Chemicals Export Association Inc. (“PhosChem”), the principal vehicle for the export of U.S. phosphate chemicals. Prior to joining PhosChem in 1981, he was Vice President, International with International Minerals and Chemical Corporation. He is a director of the Evans Scholars Foundation and the Western Golf Association.

Mr. Blesi is the Chair of the Compensation Committee and a member of the Audit Committee.

WILLIAM J. DOYLE	Director Since 1989
Number of Shares Beneficially Owned — 52,091
Number of Shares Deemed to be Beneficially Owned — 397,091*
Number of Share Units Held — 0**

Mr. Doyle, 53, of Saskatoon, Saskatchewan, is President and Chief Executive Officer of the Corporation. He became President of PCS Sales in 1987, after a career with International Minerals and Chemical Corporation. He is a director of Canpotex Limited, the Potash and Phosphate Institute and The Fertilizer Institute and is Chairman of the Production and International Trade Committee for the International Fertilizer Industry Association. Mr. Doyle is on the College Board of Advisors at Georgetown University.

Mr. Doyle is a member of the Executive Committee.

JOHN W. ESTEY	Director Since 2003
Number of Shares Beneficially Owned — 0
Number of Shares Deemed to be Beneficially Owned — 0*
Number of Share Units Held — 1,037**

Mr. Estey, 53, of Glenview, Illinois, is President and Chief Executive Officer of S&C Electric Company, Chicago, Illinois. With S&C Electric Company since 1972, he has been President and CEO since 1997. He has served on the IEEE/Power Engineering Society Governing Board since 1992 and is currently past president of the Society. He is a member of the Board of Governors of the National Electrical Manufacturers Association and is a director of the Executives’ Club of Chicago.

Mr. Estey is a member of the Compensation Committee and the Safety, Health and Environment Committee.

WADE FETZER III	Director Since 2002
Number of Shares Beneficially Owned — 1,000
Number of Shares Deemed to be Beneficially Owned — 1,750*
Number of Share Units Held — 851**

Mr. Fetzer, 66, of Glencoe, Illinois, is a Retired Partner with the investment banking firm Goldman Sachs. With Goldman Sachs since 1971, he was responsible for investment banking services in the midwestern United States. He sits on the boards of Serologicals Corporation, Sphere Communications and Northern Star Broadcasting. He is also on the boards of the University of Wisconsin Foundation, the Kellogg Alumni Advisory Board and Rush-Presbyterian St. Luke’s Medical Center.

Mr. Fetzer is a member of the Corporate Governance and Nominating Committee and the Compensation Committee.

DALLAS J. HOWE	Director Since 1991
Number of Shares Beneficially Owned — 3,000
Number of Shares Deemed to be Beneficially Owned — 23,450*
Number of Share Units Held — 2,852**

Mr. Howe, 59, of Calgary, Alberta, is the Chair of the Corporation. He serves in a management role with GE Medical Systems Information Technology, of which the company he formerly owned, BDM Information Systems, is now a part. He is owner and Chief Executive Officer of DSTC Ltd., a technology investment company and a director of Advanced Data Systems Ltd. as well as a member of the University of Saskatchewan Board of Governors. He served on the Board of Potash Corporation of Saskatchewan, the Crown corporation, from 1982 to 1989.

Mr. Howe is Board Chair, the Chair of the Executive Committee and a member of the Corporate Governance and Nominating Committee.

ALICE D. LABERGE	Director Since 2003
Number of Shares Beneficially Owned — 200
Number of Shares Deemed to be Beneficially Owned — 200*
Number of Share Units Held — 870**

Ms. Laberge, 47, of Vancouver, British Columbia, is President and Chief Executive Officer of Fincentric Corporation, a leading provider of software solutions to financial institutions. With Fincentric since October 2000, Ms. Laberge was previously the Senior Vice President and Chief Financial Officer of MacMillan Bloedel Limited, one of North America’s largest forest products companies until that company was acquired by Weyerhaeuser Company in November 1999. She is a director of BC Hydro, the United Way of the Lower Mainland and St. Paul’s Hospital Foundation.

Ms. Laberge is a member of the Audit Committee and the Safety, Health and Environment Committee.

JEFFREY J. McCAIG	Director Since 2001
Number of Shares Beneficially Owned — 0
Number of Shares Deemed to be Beneficially Owned — 12,250*
Number of Share Units Held — 2,084**

Mr. McCaig, 52, of Calgary, Alberta, is President, Chief Executive Officer and a director of Trimac Corporation, a bulk trucking and third-party logistics company. Before joining Trimac in 1983, he practiced law, specializing in corporate financing and securities. He is a director of Orbus Pharma Inc.

Mr. McCaig is a member of the Audit Committee and the Compensation Committee.

MARY MOGFORD	Director Since 2001
Number of Shares Beneficially Owned — 1,000
Number of Shares Deemed to be Beneficially Owned — 13,250*
Number of Share Units Held — 2,909**

Ms. Mogford, 59, of Newcastle, Ontario, is a Corporate Director and Partner in Mogford Campbell Inc., a strategic business and financial consulting company. A former Deputy Minister of Finance and Deputy Minister of Natural Resources in the Province of Ontario, she is a director of Empire Company Ltd., Falconbridge Ltd., MDS Inc., Sears Canada Inc., and is a member of the Altamira Advisory Council.

Ms. Mogford is the Chair of the Corporate Governance and Nominating Committee and a member of the Audit Committee.

PAUL J. SCHOENHALS	Director Since 1992
Number of Shares Beneficially Owned — 1,000
Number of Shares Deemed to be Beneficially Owned — 19,650*
Number of Share Units Held — 1,629**

Mr. Schoenhals, 62, of Calgary, Alberta, President of Petroleum Industry Training Service, was Chairman of Potash Corporation of Saskatchewan, the Crown corporation, from 1987 to 1989. He is a former Member of the Legislative Assembly and Cabinet Minister in Saskatchewan.

Mr. Schoenhals is the Chair of the Safety, Health & Environment Committee and a member of the Compensation Committee.

E. ROBERT STROMBERG, Q.C.	Director Since 1991
Number of Shares Beneficially Owned — 6,927
Number of Shares Deemed to be Beneficially Owned — 29,377*
Number of Share Units Held — 1,641**

Mr. Stromberg, 62, of Saskatoon, Saskatchewan, is associated with the Saskatchewan law firm Robertson Stromberg Pedersen. He is a director of NorSask Forest Products Inc. and Hitachi Canadian Industries Ltd. and is Chairman of the Saskatoon Airport Authority.

Mr. Stromberg is a member of the Executive Committee, the Safety, Health & Environment Committee and the Corporate Governance and Nominating Committee.

JACK G. VICQ	Director Since 1989
Number of Shares Beneficially Owned — 1,593
Number of Shares Deemed to be Beneficially Owned — 20,743*
Number of Share Units Held — 1,180**

Mr. Vicq, 64, of Saskatoon, Saskatchewan, is Professor Emeritus of Accounting in the College of Commerce, University of Saskatchewan and was formerly Associate Dean of Commerce and responsible for the Centre for International Business Studies. He held the A.W. Johnson Distinguished Chair in Public Policy in the Saskatchewan Finance Department until May 2002 and is currently Chairman of the Provincial Court Commission.

Mr. Vicq is the Chair of the Audit Committee and a member of the Executive Committee.

ELENA VIYELLA DE PALIZA	Director Since 2003
Number of Shares Beneficially Owned — 0
Number of Shares Deemed to be Beneficially Owned — 0*
Number of Share Units Held — 877**

Ms. Viyella de Paliza, 49, of the Dominican Republic, is President of Inter-Quimica, S.A., a chemicals importer and distributor. She is also President and founder of Monte Rio Power Corp., a power generation company, and President of Indescorp, S.A. Until 1998, Ms. Viyella de Paliza was Executive Vice President of FERSAN, a fertilizer bulk blender and distributor of agrochemicals. She is past president of the Dominican Stock Exchange, the Dominican Manufacturers Association and the National Agribusiness Board.

Ms. Viyella de Paliza is a member of the Executive Committee and the Corporate Governance and Nominating Committee.

*
The number of Shares indicated above as deemed to be beneficially owned by the nominated directors includes Shares purchasable by such directors within 60 days of February 29, 2004 through the exercise of options granted by the Corporation, as follows: Frederick J. Blesi 12,250 Shares; William J. Doyle 345,000 Shares; Wade Fetzer III 750 Shares; Dallas J. Howe 20,450 Shares; Jeffrey J. McCaig 12,250 Shares; Mary Mogford 12,250 Shares; Paul J. Schoenhals 18,650 Shares; E. Robert Stromberg 22,450 Shares; and Jack G. Vicq 19,150 Shares.

          All of the above directors have had the principal occupation described above for the previous five years other than Mr. Doyle, who was President and Chief Operating Officer of the Corporation from July 1998 to July 1999 and Ms. Laberge, who was Chief Financial Officer of Fincentric Corporation from October 2000 to November 2003.

**	See “Compensation of Directors”. Share Units do not carry any voting rights. The number of Share Units held by each director has been rounded down to the nearest whole number.

Summary of Board and Committee Meetings Held For the 12-month period ended December 31, 2003
Board of Directors	9
Audit Committee	9
Compensation Committee	9
Corporate Governance and Nominating Committee	4
Executive Committee	1
Safety, Health and Environment Committee	4
Total number of meetings held	36

Summary of Attendance of Directors For the 12-month period ended December 31, 2003
Director	Board meetings attended	Committee meetings attended
Frederick J. Blesi	9 of 9	17 of 18
William J. Doyle	9 of 9	1 of 1
John W. Estey	4 of 5	6 of 7
Wade Fetzer III	9 of 9	13 of 13
Dallas J. Howe	9 of 9	9 of 9
Alice D. Laberge	5 of 5	6 of 6
Jeffrey J. McCaig	9 of 9	17 of 18
Mary Mogford	9 of 9	13 of 13
Paul J. Schoenhals	9 of 9	13 of 13
E. Robert Stromberg, Q.C.	9 of 9	7 of 7
Jack G. Vicq	9 of 9	10 of 10
Elena Viyella de Paliza	4 of 5	3 of 3

Director Independence

          Directors Blesi, Estey, Fetzer, Howe, Laberge, McCaig, Mogford, Schoenhals, Stromberg, Vicq and Paliza are independent Directors. Director Doyle is not independent. The basis for this determination follows.

          The Board is comprised of 12 Directors, all of whom are standing for re-election. Mr. Doyle is the Chief Executive Officer of the Corporation and is therefore not independent. Of the remaining 11 Directors, the Board has affirmatively determined that the following eight directors have no relationship (material or otherwise) with the Corporation other than as directors and are therefore independent: Mr. Blesi, Mr. Estey, Mr. Fetzer, Ms. Laberge, Ms. Mogford, Ms. Paliza, Mr. Schoenhals and Mr. Vicq. This group of Directors has reviewed the relationships between the Corporation and Mr. Howe, Mr. McCaig and Mr. Stromberg and based on the facts set forth below has affirmatively determined that such relationships are not material and that Mr. Howe, Mr. McCaig and Mr. Stromberg are therefore independent.

          Mr. Howe is a member of the Board of Governors of the University of Saskatchewan. The University’s consolidated gross revenues for each of its three most recently completed fiscal years were greater than 500 million dollars (Cdn). In each of those year’s payments (whether for goods and services supplied by the University in the ordinary course or by way of charitable contributions to the University) made by the

Corporation to the University were less than 0.1% of the University’s consolidated gross revenues and therefore de minimis. During the same periods, the Corporation received no payments from the University.

          Mr. McCaig is Chief Executive Officer of Trimac Corporation (“Trimac”), a bulk trucking and third party logistics company. During the most recently completed fiscal year the Corporation made payments to Trimac and its subsidiaries and affiliates for goods and services provided in the ordinary course of business. Such payments were less than 0.1% of Trimac’s consolidated gross revenues for the period and therefore de minimis. During the same period, the Corporation received no payments from Trimac.

          Mr. Stromberg is one of the “name” lawyers of the Saskatchewan law firm Robertson Stromberg Pedersen, the services of which the Corporation routinely uses. Mr. Stromberg is not a partner in the firm, does not participate in any partnership meetings or otherwise in the management of the firm and his remuneration is a monthly amount which is not directly or indirectly related to either the firm’s total billings or its billings for work performed for the Corporation. Mr. Stromberg does not provide any legal or consulting services of any nature to the Corporation other than in his role as a Director of the Corporation. In 2003, payments made by the Corporation to Robertson Stromberg Pedersen were substantially below the NYSE independence threshold of $1,000,000.

APPOINTMENT OF AUDITORS

          Proxies solicited hereby will be voted to reappoint the firm of Deloitte & Touche LLP, the present auditors, as auditors of the Corporation to hold office until the next annual meeting of shareholders, unless the shareholder signing such proxy specifies otherwise. The affirmative vote of a majority of Shares voted on such matter is required to reappoint the firm of Deloitte & Touche LLP as auditors of the Corporation. Since the Corporation’s initial public offering in 1989, Deloitte & Touche LLP (or its predecessors) have been the Corporation’s auditors. A representative of Deloitte & Touche LLP is expected to attend the Meeting. At that time the representative will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

          For the years ended December 31, 2003, and December 31, 2002, Deloitte & Touche LLP received the following fees:

	Year ended December 31,
	2003 $	2002 $
Audit Fees	1,291,000	1,062,000
Audit Related Fees	363,000	186,000
Tax Fees	62,000	277,000
All Other Fees	27,000	55,000

Audit Fees

          Deloitte & Touche LLP billed the Corporation $1,291,000 and $1,062,000 for 2003 and 2002, respectively, for the following audit services: (i) audit of the annual consolidated financial statements of the Corporation for the fiscal years ended December 31, 2003 and 2002; (ii) review of the interim financial statements of the Corporation included in quarterly reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2003 and 2002; (iii) audits of individual statutory financial statements; (iv) attest services and the provision of comfort letters; (v) the provision of consent letters; and (vi) review and advice in respect of accounting matters in connection with the Corporation’s shelf registration statement and prospectus filings.

Audit-Related Fees

          Deloitte & Touche LLP billed the Corporation $363,000 and $186,000 for 2003 and 2002, respectively, for the following services: (i) internal control reviews;

(ii) accounting consultations regarding financial accounting and reporting standards; (iii) employee benefit plan audits; and (iv) due diligence related to mergers and acquisitions.

Tax Fees

          Deloitte & Touche LLP billed the Corporation $62,000 and $277,000 for 2003 and 2002, respectively, for the following services: (i) tax compliance; (ii) tax planning; and (iii) tax advice, including minimizing tax exposure or liability.

All Other Fees

          Deloitte & Touche LLP billed the Corporation $27,000 and $55,000 for 2003 and 2002, respectively, for reports on conducting business in foreign jurisdictions.

Pre-Approval Policy for External Auditor Services

          The Audit Committee monitors and reviews the independence of its auditors on an on-going basis. In addition, the Committee has adopted processes for the pre-approval of engagements for services of its external auditors.

          The Audit Committee’s policy requires pre-approval of all audit and non-audit services provided by the external auditor. The policy identifies three categories of external auditor services and the pre-approval procedures applicable to each category, as follows:

(1)
Audit and audit-related services — these are identified in the annual Audit Service Plan presented by the external auditor and require annual approval. The Audit Committee monitors the audit services engagement at least quarterly.

(2)
Pre-approved list of non-audit services — non-audit services which are reasonably likely to occur have been identified and receive general pre-approval of the Audit Committee, and as such do not require specific pre-approvals. The term of any general pre-approval is 12 months from approval unless otherwise specified. The Audit Committee annually reviews and pre-approves the services on this list.

(3)
Other proposed services — all proposed services not categorized above are brought forward on a case by case basis and specifically pre-approved by the Chair of the Audit Committee, to whom pre-approval authority has been delegated.

          All fees paid to the independent auditors for 2003 were approved in accordance with the pre-approval policy.

REPORT OF THE AUDIT COMMITTEE

          The Board of Directors has determined that each of the following directors, who served as members of the Audit Committee (the “Committee”) during the year ended December 31, 2003, is independent according to the Board’s independence standards as set out in the “PotashCorp Governance Principles”, which is available on the Corporation’s website, applicable rules of the U.S. Securities and Exchange Commission (the “SEC”) and the listing standards of the New York Stock Exchange (the “NYSE”):

Jack G. Vicq (Chair)
Frederick J. Blesi
Alice D. Laberge
Jeffrey J. McCaig
Mary Mogford

For additional information regarding Director independence, see “Election of Directors — Director Independence”.

          Mr. Vicq qualifies as an “audit committee financial expert” under the rules of the SEC and thereby has the requisite accounting and/or related financial management expertise pursuant to the rules of the NYSE. In addition, the Board in its business judgment has determined that each member of the Committee is financially literate.

          In accordance with the Audit Committee Charter adopted by the Board of Directors which is available on the Corporation’s website, the Audit Committee has responsibility for the oversight of the Corporation’s financial reporting and audit processes and related internal controls on behalf of the Board. During the fiscal year ended December 31, 2003, the Committee met 9 times.

          In overseeing the audit process, the Audit Committee obtained from the independent auditors their letter dated February 16, 2004 as required by the Independent Standards Board Standard No. 1 describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence and the auditors’ judgment that they are, in fact, independent and discussed with the auditors the disclosures therein. The Committee also reviewed the organizational structure, procedure and practices that support the objectivity of the internal audit department. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks. The Committee discussed, with and without management present, the results of the independent auditors’ examination of the financial statements and all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees”. The Committee also discussed the results of the internal audit examinations.

          In meetings with financial management, internal audit and the independent auditors, the Audit Committee reviewed and discussed quarterly interim financial information prior to the earnings release for the applicable quarter. The Committee also reviewed the quarterly and annual MD&A’s.

          The Audit Committee reviewed and discussed the audited financial statements of the Corporation as of and for the fiscal year ended December 31, 2003, with management and the independent auditors, including the quality, not just the acceptability, of the Corporation’s financial reporting practices and the completeness and clarity of the related financial disclosures. Management is responsible for the preparation of the Corporation’s financial statements and the independent auditors are responsible for auditing those financial statements.

          Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the SEC. The Audit Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors.

          The Committee reviews the Corporation’s Disclosure Controls and Procedures on an annual basis. In addition, on February 18, 2004, it reviewed and updated its Committee Charter, a copy of which is attached as Appendix B hereto. The Committee has established procedures for:

•	the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and

•	the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

Such procedures are set out in Annex “A” to the Audit Committee Charter attached hereto.

Submitted on behalf of the Audit Committee, Jack G. Vicq, Frederick J. Blesi, Alice D. Laberge, Jeffrey J. McCaig and Mary Mogford.

REPORT OF THE COMPENSATION COMMITTEE

Composition of the Compensation Committee

          The Board of Directors has determined that each of the following Directors who served as a member of the Compensation Committee during the year ended December 31, 2003 is independent according to the Board’s independence standards as set out in the “PotashCorp Governance Principles” which is available on the Corporation’s website, and the listing standards of the New York Stock Exchange. For additional information regarding Director independence, see “Election of Directors — Director Independence”.

          The following individuals served as members of the Compensation Committee during the year which ended on December 31, 2003.

Frederick J. Blesi (Chair)
John W. Estey
Wade Fetzer III
Jeffrey J. McCaig
Paul J. Schoenhals
Dallas J. Howe

Compensation Committee Report on Executive
Compensation

          The Compensation Committee of the Board (the “Committee”) is, at present, composed of five independent directors. With the appointment of Dallas Howe to Board Chair effective May 8, 2003, John Estey joined the Committee effective that date. The Committee held 9 meetings in the last fiscal year.

          The Committee is charged with formulating and making recommendations to the Board in respect of compensation issues relating to directors and senior officers of the Corporation. The Committee also makes recommendations regarding the Corporation’s Stock Option Plans and administers its Short and Long-Term Incentive Plans, each in accordance with its terms. The Committee reviews and makes recommendations regarding the general merit increase budget for salaried and non-bargaining hourly employees and has general oversight of employee benefit programs. In addition, the Committee, in consultation with the Chief Executive Officer, considers and reports to the Board regarding corporate succession matters.

          Executive compensation policies, as described more fully below, are designed with the objective of attracting and retaining qualified executives by providing compensation packages which are competitive within the marketplace and by compensating them in a manner which encourages individual performance consistent with shareholder expectations.

Salary

          The Corporation has established a system of tiered salary levels for senior executives (i.e. vice president and above) of the Corporation. Currently, each senior executive position is assigned to the appropriate salary tier, considering the position’s internal value as well as external competitive comparisons. The external competitive comparisons are prepared by independent compensation consultants and currently consist of a group of 22 companies selected on the basis of a number of factors, including similar industry characteristics and market capitalization (the “Executive Comparator Group”). The Committee generally establishes salary guidelines at levels that approximate the median (the 50th percentile) of salaries paid by the Executive Comparator Group, adjusted through a regression analysis based on sales. In assessing base salaries, the Committee also takes into account the individual’s duties, performance and experience.

          Individual executive salaries are subject to approval by the Chief Executive Officer and the Compensation Committee, except for the Chief Executive Officer’s salary, which is subject to approval by the Compensation Committee and the Board.

          Effective July 1, 2003, corporate officers and key management of the Corporation voluntarily took a reduction of 10% in annual salary. The salaries of all Short-Term Incentive Plan eligible employees were also frozen for a minimum period of one year as part of cost-saving measures undertaken by the Corporation. In addition, effective August 1, 2003, the Corporation’s matching contributions to the 401(k) plan were suspended along with contributions by the Corporation to the Canadian employee savings plan.

Short-Term Incentive Compensation

          The Corporation’s Short-Term Incentive Plan is intended to aid in developing strong corporate management by providing financial incentives to key employees to achieve objectives which contribute materially to the Corporation’s success. The plan presently provides for incentive awards based on an individual’s performance, position with the Corporation and the financial results of the Corporation. Ranges of incentive awards are established for each position, which awards are expressed as a percentage of annual salary. The actual percentage used in calculating the award is generally determined by the Corporation’s cash flow return (as defined in the plan) in relation to a pre-established target, subject to adjustment based upon the individual’s performance and such other factors as the Committee deems appropriate. For certain participants in the plan employed at operating facilities, the award percentage is adjusted pursuant to a formula designed to reflect the actual results of the operating facility compared to an approved target for that facility. Under the terms of the plan, generally no payments are made if the cash flow return is less than 50% of the target set by the Board for that year. For senior executives, which include the Named Executive Officers, incentive awards can range from 15% to 140% of salary, depending upon actual cash flow return as compared to target return above the minimum threshold requirement, and subject to adjustment based on the Executive’s performance and such other factors as the Committee deems appropriate.

Long-Term Incentive Compensation

          The Corporation’s Long-Term Incentive Plan is intended to reward senior executives and other key employees for superior performance over an extended period and for their continued contributions to the long term success of the Corporation. The performance objectives under the plan are designed to further align the interests of executives and key employees with those of shareholders by linking the vesting of awards to the total return to shareholders over the three-year performance period ending December 31, 2005 (called Total Shareholder Return or TSR). TSR measures the capital appreciation in the Shares, including dividends paid over the performance period, and thereby simulates the actual investment performance of the Shares.

          A participant is awarded a number of units under the Long-Term Incentive Plan generally based on the participant’s salary, target award percentage and the Share price at the beginning of the performance period. The target award percentages range from 20% to 70%, depending upon the executive’s position with and potential for contribution to the success of the Corporation.

          Under the Long-Term Incentive Plan, vesting of one-half of the units is based on increases in the TSR over the three-year performance period ending December 31, 2005. Vesting of the remaining one-half of the units is based on the extent to which the TSR matches or exceeds the TSR of the common shares of a group of peer companies over the performance period. The peer group of companies consists of those companies that are included in the Dow Jones U.S. Basic Materials Companies Index.

          Participants are generally required to continue in a qualifying position with the Corporation throughout the performance period as one of the conditions to vesting. However, if a participant’s employment terminates earlier due to the participant’s retirement, disability or death or the Corporation terminates a participant’s employment without just cause, the participant will be entitled to a cash payment in settlement of a pro rata number of units, with vesting determined based on the achievement of performance objectives as of the date of termination. A participant who resigns or whose employment is terminated for just cause forfeits all rights to any units granted under the plan.

          Vested units are settled in cash based on the Share price at the end of the performance period. Depending on the extent to which the performance objectives are achieved, an amount ranging from 25% to 150% of the units granted under the Long-Term Incentive Plan may become vested. Achievement of all target performance objectives entitles an eligible executive to payout of 100% of the units awarded under the plan. The target performance objective for one-half of the units is a TSR of 30% over the performance period. The target performance objective for the remaining units is to outperform the peer group index by 5% over the performance period. No units will vest if none of the minimum performance objectives are achieved. The minimum performance requirement for one-half of the units is a positive TSR. The minimum performance requirement for the remaining units is for the TSR to have matched the peer group index. The cash payout in settlement of a vested unit may not exceed 300% of the market value of a Share at the commencement of a performance cycle.

          The interests of management are also tied to the interests of the Corporation’s shareholders through the annual grant of options to executives and other key employees pursuant to the Corporation’s Stock Option Plan — Officers and Employees. The options are granted at 100% of market value, become exercisable over two years (or earlier in the event of a “change of control” as defined in the plan) and expire after ten years. Options are granted considering the position in and contribution made to the Corporation by the individual involved. The number of Shares subject to options granted to an individual is a function of the individual’s position within the Corporation and his or her ability to affect corporate performance.

          In considering whether to grant options and how many Shares are to be subject to options, the Committee considers the aggregate number of options outstanding and is also guided in such matters by applicable regulatory constraints.

          Beginning in the fourth quarter of 2003, the Corporation began to expense stock options. The November 20, 2003 grant represented the last full grant to be made from the existing plan. The Committee and senior management are working to design a plan to replace stock options for 2004 grants. The proposed design must meet both Canadian and U.S. requirements. A performance unit plan, with a three year performance period, vesting based upon achievements of key corporate and financial goals and awards paid only in cash is currently under consideration.

          The Corporation does not have any non-qualified deferred compensation arrangements in place for management.

          In relative terms, greater value within the compensation package is delivered through incentive compensation (short-term incentives, long-term incentives and options) than annual base salary. However, each element of the package is designed to complement the others in enabling the Corporation to achieve the objectives of its compensation policies.

Chief Executive Officer Compensation

          The Committee reviews annually the CEO’s salary, any awards under the Short and Long-Term Incentive Plans and any grant of options under the Corporation’s Stock Option Plan — Officers and Employees. The CEO’s annual salary is determined primarily on the basis of his individual performance and the performance of the Corporation. While no mathematical weighting formula exists, the Committee considers all factors which it deems relevant including the net income of the Corporation, the Corporation’s share price, the duties and responsibilities of the CEO, the CEO’s individual performance relative to written objectives established at the beginning of each year, and current compensation levels. Awards pursuant to the Short and Long-Term Incentive Plans and under the Corporation’s Stock Option Plan — Officers and Employees are made in accordance with the plans as outlined above.

          Reference is also made to the compensation of chief executive officers of the Executive Comparator Group. The comparison of the Corporation’s CEO compensation to the comparator group incorporates many factors including the relative size of the companies, their profitability and share price, the duties of the chief executive officer and any other extenuating or special circumstances. In general, the CEO’s compensation is set at the 50th percentile of the applicable range.

          Mr. Doyle’s compensation for 2003 as set forth in the Summary Compensation Table was determined in accordance with the foregoing and approved by the Committee together with all other independent members of the Board.

          Submitted on behalf of the Compensation Committee: Frederick J. Blesi, John W. Estey, Wade Fetzer III, Jeffrey J. McCaig and Paul J. Schoenhals.

EXECUTIVE COMPENSATION

Summary Compensation Table

          The following table sets forth, for the periods indicated, all compensation earned by the individual who served as Chief Executive Officer of the Corporation during 2003 and by each of the Corporation’s other five most highly compensated executive officers as of the end of calendar year 2003 for services rendered to the Corporation and its subsidiaries (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE(1)

					Long-Term
					Compensation
		Annual Compensation			Awards	Payouts
					Securities
				Other	Underlying
				Annual	Options	LTIP	All Other
		Salary	Bonus(2)	Compensation	Granted(3)	Payouts(4)	Compensation
Name and Principal Position	Year	$	$	$	#	$	$
William J. Doyle	2003	783,750	535,000	51,579 (5)	56,256	—	81,822	(6)
President and	2002	812,500	476,000	—	70,000	2,937,000	52,778	(6)
Chief Executive Officer	2001	787,500	425,000	53,464 (5)	70,000	—	51,895	(6)
James F. Dietz	2003	385,288	164,000	—	28,126	—	12,284	(7)
Executive Vice President	2002	395,719	150,000	—	35,000	908,000	94,407	(7)
and Chief Operating Officer	2001	378,125	128,000	—	35,000	—	23,237	(7)
Wayne R. Brownlee	2003	359,385	144,000	—	24,110	—	19,321	(8)
Senior Vice President,	2002	367,640	121,000	—	30,000	790,000	26,155	(8)
Treasurer and Chief Financial Officer	2001	350,065	110,000	1,241	30,000	—	25,193	(8)
Barbara J. Irwin	2003	322,333	126,000	—	24,110	—	11,629	(9)
Senior Vice President,	2002	322,591	109,000	—	30,000	488,000	12,078	(9)
Administration	2001	295,981	90,300	—	30,000	—	10,347	(9)
Garth W. Moore	2003	317,216	123,000	—	24,110	—	18,437	(10)
President,	2002	324,500	107,000	—	30,000	712,000	23,967	(10)
PCS Potash	2001	315,000	90,900	2,946	30,000	—	24,115	(10)
Thomas J. Regan	2003	317,216	123,000	—	24,110	—	10,226	(11)
President,	2002	324,500	107,000	—	30,000	712,000	94,395	(11)
PCS Phosphate	2001	315,000	90,900	—	30,000	—	17,447	(11)

(1)	Those amounts which were paid in Canadian dollars have been converted to United States dollars using the average exchange rate for the month prior to the date of payment.

(2)	Reports amounts awarded pursuant to the Corporation’s Short-Term Incentive Plan. See “Compensation Committee Report on Executive Compensation — Short-Term Incentive Compensation”.

(3)	Options granted pursuant to the Corporation’s Stock Option Plan — Officers and Employees.

(4)	Reflects payouts pursuant to the terms of the Long-Term Incentive Plan in effect for the performance period January 1, 2000 to

December 31, 2002. The calculation was based on performance over the three-year period, measured by reference to Total Shareholder Return (“TSR”). TSR of the Corporation measured the capital appreciation of the Shares over the performance period and included dividends paid. As such, it simulated the actual investment performance realized by shareholders. The Plan considered both the TSR of the Corporation, and the TSR performance relative to a peer group of companies (Agrium Inc., IMC Global Inc., Mississippi Chemical Corporation, and Terra Industries Inc.).

The following table sets forth rates of return over the performance period.

	PotashCorp (NYSE)	IMC Global	Agrium (TSX) ($ Cdn)	MissChem	Terra Industries	Peer Group Average	S&P 500
Opening Share Price* (Jan. 2000)	47.38	16.09	11.61	5.73	1.38	—	—
Closing Share Price* (Dec. 2002)	63.99	10.63	17.43	0.31	1.60	—	—
TSR	41.41%	(30.97%)	54.45%	(93.05%)	16.36%	(13.30%)	(37.61%)**

* 5-day average
** Source: Georgeson & Co. (dividends reinvested)

For details regarding the LTIP in place for the performance period January 1, 2003 to December 31, 2005, see “Compensation Committee Report on Executive Compensation — Long-Term Incentive Compensation”.

(5)
Of the other annual compensation indicated for 2003, $34,854 reflects a payment made for personal tax preparation and administration. Of the other annual compensation indicated for 2001, $24,806 reflects a payment made for personal tax preparation and administration and $16,296 reflects a membership allowance.

(6)	The reported amounts for 2003, 2002 and 2001 consist, respectively, of:

(i)	$28,740, $44,895 and $43,820 which represents the Corporation’s contribution to the Corporation’s defined contribution pension and savings plans on behalf of the indicated Named Executive Officer;

(ii)	$8,532, $7,883 and $8,075 which represents the value of the benefit for group term life insurance premiums paid by the Corporation on behalf of the indicated Named Executive Officer; and

(iii)	$44,550 for 2003 which represents moving expenses.

(7)	The reported amounts for 2003, 2002 and 2001 consist, respectively, of:

(i)	$10,000, $10,000 and $8,500 which represents contributions by the Corporation’s subsidiary to its defined contribution pension plan on behalf of the indicated Named Executive Officer;

(ii)	$2,284, $2,533 and $2,155 which represents the value of the benefit for group term life insurance premiums paid by the Corporation’s subsidiary on behalf of the indicated Named Executive Officer; and

(iii)	$81,874 for 2002 and $12,582 for 2001 which represents reimbursement for moving and relocation expenses.

(8)	The reported amounts for 2003, 2002 and 2001 consist, respectively, of:

(i)	$15,944, $22,626 and $21,957 which represents the Corporation’s contribution to its defined contribution pension and savings plans on behalf of the indicated Named Executive Officer; and

(ii)	$3,377, $3,529 and $3,236 which represents the value of the benefit for group term life insurance premiums paid by the Corporation on behalf of the indicated Named Executive Officer.

(9)	The reported amounts for 2003, 2002 and 2001 consist, respectively, of:

(i)	$9,707, $10,000 and $8,500 which represents contributions by the Corporation’s subsidiary to its defined contribution pension plan on behalf of the indicated Named Executive Officer; and

(ii)	$1,922, $2,078 and $1,847 which represents the value of the benefit for group term life insurance premiums paid by the Corporation’s subsidiary on behalf of the indicated Named Executive Officer.

(10)	The reported amounts for 2003, 2002 and 2001 consist, respectively, of:

(i)	$14,682, $20,468 and $20,200 which represents the Corporation’s contribution to its defined contribution pension and savings plans on behalf of the indicated Named Executive Officer; and

(ii)	$3,755, $3,499 and $3,915 which represents the value of the benefit for group term life insurance premiums paid by the Corporation on behalf of the indicated Named Executive Officer.

(11)	The reported amounts for 2003, 2002 and 2001 consist, respectively, of:

(i)	$8,348, $10,000 and $8,500 which represents contributions by the Corporation’s subsidiary to its defined contribution pension plan on behalf of the indicated named Executive Officer;

(ii)	$1,878, $2,028 and $1,966 which represents the value of the benefit for group term life insurance premiums paid by the Corporation’s subsidiary on behalf of the indicated Named Executive Officer; and

(iii)	$82,367 for 2002 and $6,981 for 2001 which represents reimbursement for moving and relocation expenses.

Long-Term Incentive Plan

          Each of the Named Executive Officers participates in the Corporation’s Long-Term Incentive Plan, adopted in November 2002 for the performance cycle January 1, 2003 through December 31, 2005. For a description of the operation of the plan, see “Compensation Committee Report on Executive Compensation — Long-Term Incentive Compensation”.

No payouts were made to Named Executive Officers pursuant to the terms of the Long-Term Incentive Plan during the year ended December 31, 2003.

Options

OPTION GRANTS DURING THE
MOST RECENTLY COMPLETED FISCAL YEAR

Individual Grants
	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price		Present Value
Name	Granted(1)(2)#	Fiscal Year	$/Share	Expiration Date	(3)(4)$
William J. Doyle	56,256	3.54	$79.00 US	Nov. 20, 2013	$1,250,008
James F. Dietz	28,126	1.77	$79.00 US	Nov. 20, 2013	$624,959
Wayne R. Brownlee	24,110	1.51	$103.04 CDN	Nov. 20, 2013	$553,735
Barbara J. Irwin	24,110	1.51	$79.00 US	Nov. 20, 2013	$535,724
Garth W. Moore	24,110	1.51	$103.04 CDN	Nov. 20, 2013	$553,735
Thomas J. Regan	24,110	1.51	$79.00 US	Nov. 20, 2013	$535,724

(1)	Options granted pursuant to the Corporation’s Stock Option Plan — Officers and Employees (the “Option Plan”).

(2)
Options granted on November 20, 2003. Subject to the terms of the Option Plan, each option is exercisable with respect to one-half of the indicated number on and after November 20, 2004 and with respect to the balance of the indicated number on and after November 20, 2005 (or earlier in the event of a “change of control” of the Corporation as defined in the Option Plan). All options are transferable (without consideration) to the spouse, children and grandchildren of the original optionee (or to a trust, partnership or limited liability company, the entire beneficial interest of which is held by one or more of the foregoing persons), in accordance with the terms and conditions of the Option Plan.

(3)
The Modified Black-Scholes Option Pricing Model was used to determine the grant date present value of the stock options granted in November 2003 by the Corporation to the Named Executive Officers. Under the Modified Black-Scholes Option Pricing Model, the grant date present value of the stock options referred to in the table was Cdn$29.91 per Share for Mr. Brownlee and Mr. Moore and $22.22 per Share for Mr. Doyle, Mr. Dietz, Ms. Irwin and Mr. Regan. The material assumptions and adjustments incorporated in the Modified Black-Scholes Option Pricing Model in estimating the value of options reflected in the above table include the following:

(i)
an option term of 8 years; with respect to the options granted to Mr. Brownlee and Mr. Moore, an interest rate of 4.27% (representing the interest rate on a Canadian Treasury security with a maturity date corresponding to that of the option term) and with respect to options granted to Mr. Doyle, Mr. Dietz, Ms. Irwin and Mr. Regan, an interest rate of 3.97% (representing the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term);

(ii)
with respect to the options granted to Mr. Brownlee and Mr. Moore, volatility of 27.51% (calculated using daily stock prices on the Toronto Stock Exchange for the three-year period prior to the grant date) and with respect to options granted to Mr. Doyle, Mr. Dietz, Ms. Irwin and Mr. Regan, volatility of 26.97% (calculated using daily stock prices on the New York Stock Exchange for the three-year period prior to the grant date);

(iii)
with respect to the options granted to Mr. Brownlee and Mr. Moore, dividends at the rate of Cdn$1.421 per Share and with respect to options granted to Mr. Doyle, Mr. Dietz, Ms. Irwin and Mr. Regan, dividends at the rate of $1.00 per Share (representing the annualized dividends paid with respect to a Share at the date of grant); and

(iv)
a reduction of approximately 16% to reflect the probability of forfeiture due to termination prior to vesting and the probability of a shortened option term due to termination of employment prior to the option expiration date.

The ultimate values of the options will depend on the future market price of the Shares, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Shares over the exercise price on the date the option is exercised.

(4)	Amounts denominated in Canadian dollars are converted to United States dollars at the exchange rate in effect at the date of grant of the options.

          The following table sets forth the options exercised during the year ended December 31, 2003 by the Named Executive Officers, the number of options held by the Named

Executive Officers at year end, and the year-end value of unexercised, in-the-money options held by such individuals at December 31, 2003.

AGGREGATED OPTION EXERCISES DURING THE MOST RECENTLY COMPLETED
FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

			Number of		Value of Unexercised
			Securities Underlying		in-the-Money Options
	Securities		Options at FY-End		at FY-End(1)
	Acquired on	Aggregate Value	#	#	$	$
	Exercise	Realized		Not		Not
Name	#	$	Exercisable	Exercisable	Exercisable	Exercisable
William J. Doyle	70,000	2,403,791	345,000	91,256	6,000,457	1,137,244
James F. Dietz	15,000	579,199	127,500	45,626	3,665,462	568,607
Wayne R. Brownlee	5,000	196,104	193,500	39,110	3,926,172	245,282
Barbara J. Irwin	10,000	175,580	65,000	39,110	2,467,450	487,392
Garth W. Moore	0	0	171,000	39,110	2,980,111	245,282
Thomas J. Regan	75,000	1,722,243	38,750	39,110	775,167	487,392

(1)	Values are calculated by determining the amount by which the market value of the Shares underlying the options on December 31, 2003 exceeded the exercise prices of the options and converting Canadian dollar amounts to United States dollars using the December 31, 2003 exchange rate of $0.7737.

Pension Plans

          The Corporation maintains the Potash Corporation of Saskatchewan Inc. Pension Plan (the “PCS Plan”) which generally requires all participating employees to contribute 5.5% of their earnings (or such lesser amount as is deductible for Canadian income tax purposes) to the PCS Plan and the Corporation to contribute an equal amount. When an individual retires, the full amount in the individual’s account is used to produce the pension.

          The Corporation maintains a Supplemental Retirement Income Plan (the “Supplemental Plan”) which provides a supplementary pension benefit for certain of the Corporation’s officers and key managers. Under the basic terms of the Supplemental Plan, a pension benefit is provided in an amount equal to 2% of the average of the participant’s three highest years’ earnings multiplied by the participant’s years of pensionable service (to a maximum of 35 years), minus any annual retirement benefit payable under the PCS Plan or certain other tax qualified plans. For the purposes of the Supplemental Plan, earnings are defined as the participant’s annual base pay plus 100% of all bonuses paid or payable for such year pursuant to the Short-Term Incentive Plan. The normal retirement age pursuant to the

Supplemental Plan is 65, with a reduction in benefits for early retirement prior to age 62. No benefits pursuant to the Supplemental Plan are payable if termination occurs prior to age 55. Benefits payable to employees who have reached the minimum age (55) for retirement pursuant to the Supplemental Plan are secured by letters of credit provided by the Corporation and are generally paid in the form of an annuity for life, or at a participant’s election, in a single lump sum payment equal to the actuarial present value of the annual benefit provided by the Supplemental Plan.

          For a designated group of senior officers, including Mr. Doyle, Mr. Brownlee and Mr. Moore, the benefit payable under the Supplemental Plan is an amount equal to: (i) 5% of the average of the senior officer’s three highest years’ earnings multiplied by the senior officer’s years of pensionable service (to a maximum of 10 years), plus (ii) 2% of the average of the senior officer’s three highest years of earnings multiplied by the senior officer’s years of pensionable service in excess of 25 years to a maximum of 10 additional years, minus (iii) any annual retirement benefit payable under the PCS Plan and certain other tax qualified plans.

          The following table shows the range of estimated annual benefits to Mr. Doyle, Mr. Brownlee and Mr. Moore pursuant to the Supplemental Plan. Estimated benefits payable pursuant to the Supplemental Plan will be reduced by any benefits payable to Mr. Doyle, Mr. Brownlee and Mr. Moore pursuant to the PCS Plan and certain other tax qualified plans.

SUPPLEMENTAL RETIREMENT INCOME PLAN TABLE

Remuneration	Years of Service
$	10	20	30	40	50
$250,000	$125,000	$125,000	$150,000	$175,000	$175,000
500,000	250,000	250,000	300,000	350,000	350,000
1,000,000	500,000	500,000	600,000	700,000	700,000
1,500,000	750,000	750,000	900,000	1,050,000	1,050,000
2,000,000	1,000,000	1,000,000	1,200,000	1,400,000	1,400,000
3,000,000	1,500,000	1,500,000	1,800,000	2,100,000	2,100,000

          As of December 31, 2003, the average of the three highest years’ earnings for purposes of the Supplemental Plan for each Named Executive Officer participating in the Supplemental Plan were as follows: $1,444,083 for Mr. Doyle, $520,675 for Mr. Brownlee and $461,572 for Mr. Moore. The estimated credited years of service at assumed retirement age of 65 for each of the Named Executive Officers participating in the Supplemental Plan are as follows: 28 years for Mr. Doyle, 41 years for Mr. Brownlee and 31 years for Mr.  Moore.

          Prior to January 1, 1999, PCS Phosphate and PCS Nitrogen maintained separate defined benefit pension plans for their respective eligible U.S. employees, including Mr. Dietz in the case of PCS Nitrogen and Mr. Regan in the case of PCS Phosphate. Effective January 1, 1999 the Corporation consolidated its pension plans for U.S. employees and the Nitrogen Pension Plan was merged with and into the Phosphate Pension Plan to form a new U.S. Pension Plan (the “U.S. Pension Plan”).

          Under the U.S. Pension Plan, participants age 62 or older with at least 20 years of service receive a retirement benefit of 1.5% of the participant’s final average compensation (as defined below) multiplied by the participant’s years of service accrued after December 31, 1998 (maximum 35 years) in the form of a life annuity. Participants with service accrued prior to January 1, 1999 under previous plans, including Mr. Dietz and Mr. Regan, will have a portion of their retirement benefit calculated under such plans. Employees not meeting the minimum age or years of service requirement at termination will receive a reduced benefit.

          Pursuant to the U.S. Pension Plan, final average compensation is defined as compensation for the highest paid 60 consecutive months of service out of the last 120 months of service. Compensation is defined as a participant’s base pay plus annual bonus. The benefits available under the U.S. Pension Plan are not subject to offset for other retirement benefits.

          The retirement benefits from the U.S. Pension Plan for Mr. Dietz, Ms. Irwin and Mr. Regan are subject to certain limitations on the amount of retirement benefits that may be provided under U.S. tax qualified pension plans. The Corporation maintains a supplemental pension plan (the “U.S. Supplemental Plan”) intended to provide participants with the same aggregate benefits that such participant would have received had there been no legal limitations on the benefits provided by the U.S. Pension Plan.

          For Mr. Dietz, Ms. Irwin and Mr. Regan, the following table represents the range of estimated annual benefits under the U.S. Pension Plan and the U.S. Supplemental Plan for service on or after January 1, 1999.

POST-1998 SERVICE TABLE

Remuneration	Years of Service
$	10	15	20	25	30
$200,000	$30,000	$45,000	$60,000	$75,000	$90,000
300,000	45,000	67,500	90,000	112,500	135,000
400,000	60,000	90,000	120,000	150,000	180,000
500,000	75,000	112,500	150,000	187,500	225,000
600,000	90,000	135,000	180,000	225,000	270,000
700,000	105,000	157,500	210,000	262,500	315,000

          As of December 31, 2003, the final average compensation for the purposes of the U.S. Pension Plan and U.S. Supplemental Plan for Mr. Dietz was $531,926, for Ms. Irwin was $387,755 and for Mr. Regan was $419,084. The estimated credited years of post-1998 service under such plans at normal retirement age of 65 for Mr. Dietz is 13 years, for Ms. Irwin 20 years and for Mr. Regan 10 years.

          As of December 31, 1998, the Nitrogen Pension Plan provided a normal monthly retirement benefit equal to the sum of (i) 1.1% of the participant’s average monthly pay during the highest paid 60 consecutive calendar months of the last 120 calendar months of employment multiplied by the participant’s credited service and (ii) 0.4% of (a) the excess of such average monthly pay over the participant’s “covered compensation” multiplied by (b) the participant’s credited service (up to a maximum of 35 years). “Covered compensation” is defined as the 35-year average of the U.S. Social Security wage bases measured from the year in which the participant reaches Social Security retirement age.

          The following table represents the range of estimated annual benefits for Mr. Dietz pursuant to the formula in the Nitrogen Pension Plan (including benefits relating to pre-1999 service under the U.S. Supplemental Plan).

NITROGEN PRE-1999 SERVICE TABLE

Remuneration	Years of Service
$	5	10	15	20	25
$200,000	$14,000	$28,000	$41,000	$55,000	$69,000
300,000	21,000	43,000	64,000	85,000	106,000
400,000	29,000	58,000	86,000	115,000	144,000
500,000	36,000	73,000	109,000	145,000	181,000
600,000	44,000	88,000	131,000	175,000	219,000
700,000	51,000	103,000	154,000	205,000	256,000

          As of December 31, 2003, the estimated credited years of pre-1999 service at normal retirement age of 65 for Mr. Dietz is 6 years for the purposes of the U.S. Pension Plan, and 2 years for purposes of the U.S. Supplemental Plan. Final average compensation is the same as that calculated for the purpose of the U.S. Pension Plan and post-1998 service.

          As of December 31, 1998, the PCS Phosphate Plan provided a retirement benefit of 2% of the participant’s final average compensation multiplied by the participant’s years of service (maximum 35 years). Prior to 1999, participants in the PCS Phosphate Plan were required to contribute 1% of base monthly compensation to the plan.

The following table represents an estimate of the pre-1999 service component retirement income of Mr. Regan, at the levels of average compensation and years of service shown, calculated pursuant to the benefit formulas in the PCS Phosphate Plan and the U.S. Supplemental Plan, and includes the 1% participant contribution.

PHOSPHATE PRE-1999 SERVICE TABLE

Remuneration	Years of Service
$	10	15	20	25	30
$200,000	$40,000	$60,000	$80,000	$100,000	$120,000
300,000	60,000	90,000	120,000	150,000	180,000
400,000	80,000	120,000	160,000	200,000	240,000
500,000	100,000	150,000	200,000	250,000	300,000
600,000	120,000	180,000	240,000	300,000	360,000
700,000	140,000	210,000	280,000	350,000	420,000

          As of December 31, 2003, the credited years of pre-1999 service at normal retirement age of 65 for Mr. Regan is 12 years and final average compensation is $301,504. Final average compensation is calculated in the same manner as the U.S. Pension Plan and post-1998 service, except that compensation is defined as a participant’s base pay only.

Employment Contracts and Termination of Employment

Change in Control Agreements

          Effective December 30, 1994, the Corporation, and where applicable, PCS Sales, entered into Change in Control Agreements with certain senior executives, including Mr. Doyle, Mr. Brownlee and Mr. Moore. The initial term of each Change in Control Agreement was through December 31, 1997; however, the term of the Change in Control Agreements has been automatically renewed for successive one-year periods since December 31, 1997 and continues to be subject to automatic renewal for successive one-year terms until the employee reaches age 65 or unless either party gives notice of termination. A change in control of the Corporation will be deemed to have occurred if:

(a)	there is a significant (50 percent or more) change in the Board within any two-year period, not including replacement directors approved for nomination by the Board;

(b)
there occurs an amalgamation, merger, consolidation, or other transaction whereby the control of the existing shareholders of the Corporation is diluted to less than 50 percent control of the surviving or consolidated entity;

(c)	there occurs a significant (50 percent or more based on book value) sale or other disposition of the fixed assets of the Corporation within any twelve-month period; or

(d)	any party acquires 20 percent or more of the voting securities of the Corporation.

          Benefits pursuant to the Change in Control Agreements will be payable upon termination of the executive’s employment within two years following a change in control. Termination of the executive’s employment is defined to include the executive ceasing to be employed for any reason, including constructive dismissal, except by reason of death, disability, resignation or voluntary retirement, or dismissal for dishonest or willful misconduct.

          The severance benefit entitlements upon termination of employment following a change in control of the Corporation are:

(a)	a lump-sum payment of three times the executive’s current base salary and average bonus for the last three years;

(b)	a lump-sum payment of the pro-rata target bonus for the short year in which the termination occurs;

(c)	immediate vesting and cash out of all outstanding Long-Term Incentive Plan awards;

(d)	a credit of three additional years of service under the Supplemental Plan;

(e)
three-year continuation of medical, disability, and group term life insurance, provided that these benefits terminate upon obtaining similar coverage from a new employer or upon commencement of retiree benefits; and

(f)	financial or outplacement counselling to a maximum of Cdn$10,000.

          Payments to be made pursuant to the foregoing and relating to the employee’s bonus may be deferred by the executive for up to three years or for such other period as may be permitted by the Income Tax Act (Canada).

          All outstanding non-exercisable options granted to the executive pursuant to the Corporation’s Stock Option Plan for Officers and Employees become exercisable upon the occurrence of a change in control. In the event no public market for the Shares exists, the Corporation (or PCS Sales as the case may be) will compensate the executive for the value of his or her options on the basis of a share value approved by the shareholders of the Corporation upon a change in control, or, if no such value has been approved, then based upon the market value of the Shares when last publicly traded. For Mr. Doyle, there is provision for a “gross up” of payments to cover excise taxes if payable in respect of such benefits.

Other

          The current severance policy of the Corporation for termination without cause, which is applicable to all salaried employees including the Named Executive Officers, is to provide notice of impending termination, or payment of salary in lieu of notice, equivalent to two weeks for each complete year of service (subject to a minimum of 4 weeks and a maximum of 52 weeks). Such policy is superseded by specific termination provisions contained in a written agreement.

COMPENSATION OF DIRECTORS

          Directors of the Corporation are compensated through the cash payment of an annual retainer plus other fees and the grant of Share Units (as hereinafter defined). In 2003, the Board decided to discontinue granting stock options to Directors. Effective July 1, 2003, each Director voluntarily took a reduction of 10% in his or her annual retainer. Each outside director’s compensation package, comprised of the above components, approximates $97,000 annually, with the Board Chair’s compensation package approximating $193,000 annually. Details regarding each component of the compensation packages are as follows.

          Except as set forth below, each director who is not also an officer or employee of the Corporation (an “outside director”) receives from the Corporation an annual retainer of $27,000, a per diem fee of $1,000 for meetings he or she attends and a travel fee of $500 per day where travel is required on a day or days on which a meeting does not occur. Outside directors receive an additional $10,000 per year if they serve as a chair of a Board committee. Each outside director who is a member of a Board committee receives a per diem fee of $1,000 for meetings he or she attends, provided such meetings are not held the same day as a board meeting. Outside directors are also reimbursed for expenses incurred in discharging their responsibilities. Mr. Howe, as Board Chair, receives an annual retainer of $60,000 (as opposed to $27,000 for the other outside directors).

          Effective November 20, 2001, the Corporation adopted a Deferred Share Unit Plan for Non-Employee Directors (the “Plan”), which entitles non-employee directors to receive discretionary grants of deferred share units (“Share Units”), each of which has a value equal to the market value of a Share at the time of its grant. The Plan also allows the director to defer, in the form of Share Units, up to 100% of the annual retainer fees and any other fees payable to such director in respect of serving as a director (“Fees”), which would otherwise be payable in cash. The Plan is intended to enhance the Corporation’s ability to attract and retain highly qualified individuals to serve as directors and promote a greater alignment of interests between such directors and the shareholders of the Corporation.

          The number of Share Units credited to the director’s account with respect to Fees that the director elects to allocate to the Plan is determined as of the last trading day of each calendar quarter and is equal to the quotient obtained by dividing (a) the aggregate amount of Fees allocated to the Plan for the relevant calendar quarter by (b) the market value of a Share on such last trading day (determined on the basis of the closing price on the Toronto Stock Exchange for participants resident in Canada and on the basis of the closing price on the New York Stock Exchange for all other participants). Share Units earn dividends in the form of additional Share Units at the same rate as dividends on Shares.

          Each Share Unit is credited to the account of an individual director and fully vests upon an award, but is distributed only when the director has ceased to be a member of the Board or the board of directors of any subsidiary and the director is neither an employee of the Corporation nor of any subsidiary. At such time, the director will receive, at the discretion of the Compensation Committee and as approved by the Board, either a number of Shares purchased on the open market equal to the number of Share Units recorded in the director’s account (reduced by the amount of applicable withholding taxes), or a cash payment equal to the market value of the director’s Share Unit entitlement (less applicable withholding taxes). The Corporation has determined that payouts pursuant to the Plan will be made in cash.

          On November 20, 2003, each non-employee director received a discretionary grant of 620 Share Units, with the exception of the Board Chair, Mr. Howe, who was granted 1,423 Share Units.

          The Board believes that the economic interests of Directors should be aligned with those of shareholders. To achieve this, all Directors are expected to hold Shares and/or Share Units in the Corporation. By the time a Director has served on the Board for three years, he or she should own Shares and/or Share Units with a value at least five times the annual retainer paid to Directors. The Board may make exceptions to this standard where, as a result of the unique financial circumstances of a Director, compliance would result in an unacceptable hardship.

          Directors also participate in the Corporation’s group life insurance coverage (Cdn$50,000) and Accidental Death and Dismemberment coverage (Cdn$100,000).

REPORT ON CORPORATE GOVERNANCE
AND NOMINATING MATTERS

Disclosure regarding Nominating Committee Processes

          The Corporation has a standing Corporate Governance and Nominating Committee (the “CG&N Committee”). At present, Ms. Mogford (Chair), Mr. Fetzer, Mr. Howe, Ms. Paliza and Mr. Stromberg comprise the CG&N Committee. The CG&N Committee has a charter which is available to security holders and others at the Corporation’s website, www.potashcorp.com. Each of the five Directors who comprise the CG&N Committee is independent as independence is defined in Section 303A of the New York Stock Exchange’s Listed Company Manual. For additional information regarding Director independence, see “Election of Directors — Director Independence”.

          Shareholders may propose individuals to be nominated for election as directors (a “Proposal”) in accordance with the provisions of Section 137 of the Canada Business Corporations Act (the “Act”). Shareholders wishing to make a Proposal should refer to the relevant sections of the Act for a description of the procedures to be followed. For additional information regarding shareholder proposals, see “Shareholder Proposals”. Security holders who do not meet the threshold criteria for making, or otherwise choose not to make, a Proposal, may at any time suggest nominees for election to the Board. Names of and supporting information regarding such nominees should be submitted to: Corporate Secretary, Potash Corporation of Saskatchewan Inc., 500 — 122 1st Avenue South, Saskatoon, Saskatchewan, S7K 7G3, Canada.

          A CG&N Committee–recommended nominee for a position on the Board must, at minimum, meet the qualification standards for directors established by Section 105 of the Act. In addition, such nominee must possess and exhibit the highest degree of integrity, professionalism and values and all non-employee nominees must be independent. The CG&N Committee believes that one or more of the Corporation’s Directors should possess extensive experience and expertise in each of the following areas:

•	fertilizer industry
•	global and international commerce
•	transportation industry
•	e-commerce and technology
•	finance
•	law
•	accounting
•	mining industry
•	chemical industry
•	general business management
•	public policy

          On an ongoing basis the CG&N Committee asks incumbent Directors and senior management to suggest individuals who should be considered as proposed nominees to the Board. The Corporate Secretary maintains a list of all individuals suggested by incumbent Directors, senior management or security holders and biographical information for each such individual. When it becomes apparent that a vacancy on the Board will arise, either from mandatory or elective retirement or otherwise, the CG&N Committee reviews its list of proposed nominees as against the skill sets of incumbent Board members and the range of experience and expertise necessary for the Board. Proposed nominees who have, in the opinion of the CG&N Committee, the desired expertise are identified. Those who have the requisite qualifications and meet the Corporation’s standards are ranked by the CG&N Committee in order of preference and contacted to determine their interest in serving on the Board. If this process does not result in the identification of suitable nominees, the CG&N Committee may engage the services of a search firm to assist in the identification of director candidates. The CG&N Committee evaluates all proposed nominees in the manner described, no matter what the source of the recommendation.

Disclosure regarding the Ability of Security Holders to Communicate with the Board of Directors

          The Corporation has a process for security holders to communicate with the Board. Communications in writing should be sent to:

PotashCorp Board of Directors
c/o Corporate Secretary
500 — 122 1st Avenue South
Saskatoon, Saskatchewan S7K 7G3
CANADA

Communications by email should be sent to directors@potashcorp.com.

          Matters relating to the Corporation’s accounting, internal accounting controls or auditing matters will be referred to the Audit Committee. Other matters will be referred to the Board Chair.

          To further facilitate communications between the Corporation’s security holders and the Board, the Corporation has adopted a policy that all Directors standing for re-election and all new Director nominees are expected to attend the annual meeting of shareholders. In 2003, all such Directors and nominees attended the annual meeting.

Disclosure in Accordance with Toronto Stock Exchange Guidelines

          A statement on corporate governance pursuant to the requirements and guidelines of the Toronto Stock Exchange relating to disclosure of corporate governance practices is attached hereto as Appendix A.

PERFORMANCE GRAPHS

          The following graph illustrates the Corporation’s cumulative shareholder return, assuming reinvestment of dividends, by comparing a $100 investment in the Shares at

December 31, 1998 to the return on the Standard & Poor’s 500 Index and the Dow Jones Basic Materials Companies Index.

	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02	Dec-03
Potash Corporation of Saskatchewan Inc. — NYSE Listing	$100	$71	$127	$101	$107	$147
S&P500®	$100	$121	$110	$97	$76	$97
Dow Jones US Basic Materials Companies Index	$100	$134	$73	$128	$108	$168

          The following graph illustrates the Corporation’s cumulative shareholder return, assuming reinvestment of dividends, by comparing a Cdn$100 investment in the Shares at December 31, 1998 to the return on the S&P/TSX Companies Index.

	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02	Dec-03
Potash Corporation of Saskatchewan Inc. — TSX Listing	$100	$73	$126	$107	$111	$127
S&P/TSX Composite Index	$100	$132	$141	$124	$108	$137

DIRECTORS’ AND OFFICERS’ LIABILITY
INSURANCE

          The Corporation has acquired and maintains liability insurance for its directors and officers as well as those of its subsidiaries as a group. The coverage limit of such insurance is $50 million per occurrence and $50 million in the annual aggregate. The Corporation has entered into a one-year contract ending June 30, 2004. Premiums of $406,646 were paid by the Corporation for the last fiscal year. Claims for which the Corporation grants indemnification to the insured persons are subject to a $5 million deductible for any one loss.

VOTING SHARES

          There are 53,367,413 Shares of the Corporation outstanding as of February 29, 2004, each Share carrying the right to one vote. Each shareholder of record at the close of business on March 18, 2004 is entitled to vote at the Meeting the Shares registered in his or her name on that date.

          The quorum for any meeting of shareholders is one or more persons present and holding or representing by proxy not less than 5% of the total number of outstanding Shares.

OWNERSHIP OF SHARES

          The following table sets forth information as of February 29, 2004, with respect to the beneficial ownership of Shares held by the executive officers of the Corporation named in the Summary Compensation Table herein and by all directors and executive officers of the Corporation.

Name	Amount and Nature of Beneficial Ownership (1)(2)(3)
William J. Doyle	397,091
James F. Dietz	133,205
Wayne R. Brownlee	199,748
Barbara J. Irwin	67,500
Garth W. Moore	172,060
Thomas J. Regan	40,773
All directors and executive officers as a group, including the above-named individuals (25 persons)	1,653,162

(1)
The number of Shares beneficially owned is reported on the basis of regulations of the U.S. Securities and Exchange Commission, and includes Shares that the individual has the right to acquire at any time within 60 days after February 29, 2004 and Shares directly or indirectly held by the individual or by certain family members or others over which the individual has sole or shared voting or investment power.

(2)
Each of the directors and executive officers of the Corporation owned less than 1% of the Shares issued and outstanding as at February 29, 2004. The directors and executive officers of the Corporation as a group beneficially owned approximately 3.09% of the Shares issued and outstanding as at February 29, 2004.

(3)
Includes Shares purchasable within 60 days after February 29, 2004 through the exercise of options granted by the Corporation, as follows: Mr. Doyle 345,000 Shares; Mr. Dietz 127,500 Shares; Mr. Brownlee 193,500 Shares; Ms. Irwin 65,000 Shares, Mr. Moore 171,000 Shares, Mr. Regan 38,750 Shares and directors and executive officers as a group, including the foregoing individuals, 1,556,300 Shares.

          Listed below is the name and other information concerning persons known to the Corporation (from the

Corporation’s records and reports filed with the U.S. Securities and Exchange Commission on Schedule 13D or 13G) who owned, as of February 29, 2004 more than 5% of any class of the Corporation’s voting securities:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Lord, Abbett & Co. 90 Hudson Street Jersey City, New Jersey 07302	4,765,273(2)(3)	8.92%
Primecap Management Company 225 South Lake Avenue Suite 400 Pasadena, California 91101	4,196,760(4)(5)	7.86%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	3,622,050(6)(7)	6.78%
Capital Research and Management Company 333 South Hope Street, Los Angeles, California 90071	3,513,200(8)(9)	6.58%
Jarislowky, Fraser Limited 1010 Sherbrooke St. West Suite 2005 Montreal, Quebec H3A 2R7	3,093,820(10)(11)	5.79%

(1)	Represents percent of Shares outstanding as of February 29, 2004.

(2)	Such person has sole voting and dispositive power as to all 4,765,273 Shares.

(3)	As set forth in a Schedule 13G dated January 26, 2004.

(4)	Such person has sole dispositive power as to all 4,196,760 Shares and sole voting power as to 841,710 Shares.

(5)	As set forth in a Schedule 13G (amendment) dated December 31, 2003.

(6)	Such person has sole dispositive power as to all 3,622,050 Shares and sole voting power as to 540,550 Shares.

(7)	As set forth in a Schedule 13G (amendment) dated February 13, 2004.

(8)	Such person has sole dispositive power as to all 3,513,200 Shares.

(9)	As set forth in a Schedule 13G dated February 9, 2004.

(10)	Such person has sole dispositive power as to all 3,093,820 Shares, sole voting power as to 2,785,070 Shares and shared voting power as to 308,750 Shares.

(11)	As set forth in a Schedule 13G dated February 6, 2004.

SHAREHOLDER PROPOSAL

          A proposal has been submitted by a shareholder for consideration at this Annual and Special Meeting. Such proposal and the Board’s response thereto are set forth in the attached Appendix  C.

2005 SHAREHOLDER PROPOSALS

          Proposals of shareholders intended to be presented at the Corporation’s annual meeting of shareholders in 2005 and which such shareholders are entitled to request be included in the Management Proxy Circular for that meeting, must be received at the Corporation’s principal executive offices not later than December 11, 2004.

ADDITIONAL INFORMATION

          Copies of the Corporation’s most recent Form 10-K together with any document incorporated by reference therein, the most recent annual financial statements together with the accompanying report of the auditor, and any interim financial statements filed subsequent to the filing of the most recent annual financial statements may be obtained on request from the Secretary of the Corporation.

DIRECTORS’ APPROVAL

          The contents and the sending of this Management Proxy Circular have been approved by the Board.

John L.M. Hampton
Secretary
March 11, 2004

APPENDIX A

Corporate Governance

          The Board of Directors, through its Corporate Governance and Nominating Committee which met 4 times in 2003, is focused on new threshold regulatory standards (both proposed and implemented) as well as best practices which go beyond the requirements mandated by regulation.

          To comply with those standards and achieve those best practices, the Board has adopted a comprehensive package of governance principles. The complete text of the Corporation’s Governance Principles and the text of each Committee Charter, as well as other governance related documents, can be found at www.potashcorp.com.

          In keeping with the Toronto Stock Exchange Guidelines on Corporate Governance, the following table describes the Corporation’s position on each of the enumerated areas.

Does
PCS
TSX Guidelines for		Currently
Effective Corporate Governance		Align?	Comments

1.	The Board of Directors should explicitly assume responsibility for stewardship of the corporation and specifically for: (a) Adoption of a strategic planning process;	Yes
The Board of Director’s Charter provides that the Board has the responsibility to participate, as a whole and through its Committees, in identifying the objectives and goals of the business as well as associated risks, and the strategy by which it proposes to reach those goals and mitigate those risks. The Board, either directly or through Board Committees, assumes responsibility for overseeing the operation of the Corporation’s business and for supervising management.

The Board devotes a significant portion of its annual three day mid-winter meeting to strategic planning, including a review of the plan and special presentations on matters of particular strategic significance.

The Board has formalized its approach to strategic planning through the adoption of a strategic planning calendar. It provides a well-defined strategic planning process with specific activities, events and deliverables throughout a repeating 12-month cycle.

	(b) Identification of the principal risks of the Corporation’s business and ensuring the implementation of appropriate risk management systems;	Yes
The Board has established a comprehensive approach to risk identification and management. A comprehensive “risk universe”, divided into four parts on the basis of Committee areas of responsibility, has been developed. Senior management, working with the appropriate Committees, identify significant risks from the risk universe. Senior executives are assigned responsibility for each significant risk and, working with a multi-disciplinary project team, they:

(i) evaluate the risk exposure of each significant risk;

(ii) recommend response modifications to achieve the appropriate level of exposure; and

(iii) refine the risk evaluation process for subsequent use.

The results of such activities are reviewed with the appropriate Committees and are reported to the Board annually in November at a meeting convened for that purpose.

Does
PCS
TSX Guidelines for		Currently
Effective Corporate Governance		Align?	Comments

	(c) Succession planning, including appointing, training and monitoring senior management;	Yes
The Board Charter provides that the Board has responsibility for succession planning, both for the Chief Executive Officer and for other management. Regular reviews of succession planning are made to the Board by management and the Compensation Committee regularly reviews Chief Executive Officer succession planning. The Board is also responsible for developing procedures and ensuring their implementation for appointing, training and monitoring senior management.

	(d) Communications policy; and	Yes
The Board has adopted a comprehensive policy on corporate disclosure. A Disclosure Committee, composed of the Senior Vice President Corporate Relations, the Chief Operating Officer, the Chief Financial Officer, the President, PCS Sales, and the General Counsel has been created to oversee the application of the Disclosure Policy. The Disclosure Policy confirms the Corporation’s commitment to timely, consistent, credible, non-selective dissemination of material information and establishes procedures to effect such ends. The Disclosure Policy encompasses website postings, electronic communications, and dealings with regulators, analysts and the media.

	(e) Integrity of internal control and management information systems.	Yes
The Audit Committee, which met 9 times in 2003, regularly reviews the integrity of the Corporation’s internal control and management information systems. Such reviews include receiving reports from the Chief Financial Officer, the Chief Information Officer, the Controller and the Internal Auditor and discussions with external auditors. Findings are summarized and reported to the Board.

2.	A majority of Directors should be “unrelated” (that is, independent of management and free from any conflict of interest).	Yes	As of March 15, 2004 twelve Directors comprised the Board. Of that number eleven were independent Directors.

The Board’s definition of an “independent” Director is one who has no material relationship to the Corporation. An affirmative determination of the independence of each Director or nominee will be made in accordance with the rules of the New York Stock Exchange. Such determinations, as well as the basis for a determination that a relationship is not material and any standard adopted to assist in making determinations of independence, are disclosed in the attached Management Proxy Circular at “Election of Directors - Director Independence”.

The Board has concluded that Directors who are independent under the New York Stock Exchange standard are also unrelated Directors for the purposes of the Guidelines with the result that eleven Directors are unrelated.

As of March 15, 2004 the Corporation did not have a significant shareholder as defined in the Guidelines.

Does
PCS
TSX Guidelines for		Currently
Effective Corporate Governance		Align?	Comments

A Policy has been established which provides that Directors will not stand for re-election after reaching the age of seventy years.

3.	Disclose for each Director whether the Director is related and how that conclusion was reached.	Yes
The Board has applied the New York Stock Exchange standard of independence and concluded that eleven of its Directors are independent. The remaining Director, Mr. Doyle, as an executive and employee of the Corporation is not independent. See “Election of Directors — Director Independence” in the attached Management Proxy Circular.

4.	The Board of Directors should appoint a Committee: (a) responsible for proposing new nominees to the full Board for election; and	Yes	The Corporate Governance and Nominating Committee is responsible for recruiting and proposing to the full Board new nominees for Directors. The Committee, in the discharge of its duties:

(i) in consultation with the Board and Chief Executive Officer and, on an ongoing basis, identifies the mix of expertise and qualities required for the Board;

(ii) assesses the attributes new Directors should have for the appropriate mix to be maintained;

(iii) in consultation with the Board and Chief Executive Officer and, on an ongoing basis, maintains a database of potential candidates;

(iv)   has implemented a procedure to identify, with as much advance notice as practicable, impending Board vacancies, so as to allow sufficient time for recruitment and for introduction of proposed nominees to the existing Board;

(v) develops a “short-list” of candidates and arranges for each candidate to meet with the Chairman and the Chief Executive Officer;

(vi) recommends to the Board as a whole proposed nominee(s) and arranges for their introduction to as many Board members as practicable;

(vii) ensures that prospective candidates are informed of the degree of time, energy and commitment the Corporation expects of its Directors; and

(viii) encourages diversity in the composition of the Board.

	(b) Composed exclusively of outside (non-management) Directors, a majority of whom are unrelated.	Yes	The Corporate Governance and Nominating Committee is composed of five outside Directors, each of whom is independent and unrelated.

Does
PCS
TSX Guidelines for		Currently
Effective Corporate Governance		Align?	Comments

5.	Implement a process for assessing the effectiveness of the Board, its committees and individual Directors.	Yes
The Board has adopted policies requiring annual Board assessment, annual Director self-assessment and annual Committee assessments. The Board assessment includes an assessment of the Board against its Charter. The results of such assessments are reported to the full Board and form a basis for continuous improvement in board practices.

Responsibility for the assessment process and any follow- up action lies with the Corporate Governance and Nominating Committee and the Board Chair.

6.	Provide orientation and education programs for new Directors.	Yes	The Board has adopted a written New Director Orientation Policy designed to:

(i) provide each new Director with a baseline of knowledge about the Corporation which will serve as a basis for informed decision-making;

(ii) tailor the program for each new Director to take into account his or her unique mix of skills, experience, education, knowledge and needs; and

(iii) be delivered over a period of time to minimize the likelihood of overload and maximize the lasting educational impact.

The orientation program is tailored to the needs of each new Director, and will consist of a combination of written material, one-on-one meetings with senior management, site visits and other briefings and training as appropriate.

7.	Consider size of Board with a view to facilitating effective decision-making.	Yes	The Board has considered its size and has concluded that a board comprising 12 members (its current size) allows it to most effectively discharge its duties.

8.	Review the adequacy and form of compensation of Directors in light of the responsibilities and risks involved in being an effective Director.	Yes
The Compensation Committee regularly reviews both the amount and components of the Corporation’s Director compensation package and the Chair’s compensation package and believes that the current compensation is appropriate for the responsibilities and risks assumed by the Directors.

The Board has determined that a portion of the total annual compensation package should be paid in the form of Deferred Share Units (“Share Units”). As well, each Director can elect to take some or all of his or her annual and per diem fees in the form of Share Units. Each Share Unit has a floating value equivalent to one common share of the Corporation and cannot be paid out until the Director retires from the Board. The Board adopted the Share Unit component to more closely align the economic interests of Directors with those of the Corporation’s shareholders.

Does
PCS
TSX Guidelines for		Currently
Effective Corporate Governance		Align?	Comments

The Board believes that the economic interests of Directors should be aligned with those of shareholders. To achieve this, all Directors are expected to hold shares and/or Share Units in the Corporation. By the time a Director has served on the Board for three years, he or she should own shares and/or Share Units with a value at least five times the annual retainer paid to Directors. The Board may make exceptions to this standard where, as a result of the unique financial circumstances of a Director, compliance would result in an unacceptable hardship.

9.	Board committees should generally be composed of outside Directors, a majority of whom are unrelated.	Yes
Of the five committees of the Board, four (the Audit, Compensation, Corporate Governance and Nominating, and Safety, Health and Environment Committees) are composed entirely of independent and unrelated Directors. The Executive Committee is composed of four independent unrelated Directors and one inside Director.

Each Committee of the Board has a written Charter which details the Committee’s duties and responsibilities. The Charter of each Committee can be found at the Corporation’s website, www.potashcorp.com.

10.	Appoint a committee responsible for developing the Corporation’s approach to corporate governance issues and the Guidelines.	Yes
The Board has established a Corporate Governance and Nominating Committee. At present, that Committee is composed of five outside Directors, each of whom is independent and unrelated. The purpose of the Committee is to identify individuals qualified to become members of the Board consistent with the criteria approved by the Board, to recommend to the Board Director nominees for each annual meeting of shareholders and nominees for election to fill vacancies on the Board of Directors and to address related matters. The Committee shall also develop and recommend to the Board of Directors corporate governance principles applicable to the Corporation and be responsible for leading the annual review of the Board’s performance.

11.	(a) Define limits to Management’s responsibilities by developing position descriptions for: (i) the Board; and	Yes	The Board has adopted a Charter which sets out its responsibilities and the limits to management’s responsibilities. The Board is specifically charged with:

(a) oversight and approval on an ongoing basis of the Corporation’s business strategy;

(b) appointment of the Chief Executive Officer and monitoring his or her performance;

(c) approving the appointment of all corporate officers and ensuring that adequate provision has been made for management succession;

(d) establishing standards for management and monitoring performance;

Does
PCS
TSX Guidelines for		Currently
Effective Corporate Governance		Align?	Comments

(e) approving procedures for strategy implementation, for identifying and managing risks and for insuring the integrity of internal control and management information systems; and

(f) reporting to shareholders on the performance of the business.

The Board has specifically retained responsibility for managing its own affairs, including planning its composition, selecting the Board Chair, nominating candidates for election to the Board, appointing committees and determining Director compensation.

	(ii) the Chief Executive Officer.	Yes	A written position description for the Chief Executive Officer has been developed and approved by the Board.

	(b) Board should approve the Chief Executive Officer’s corporate objectives.	Yes
The Compensation Committee annually reviews the Chief Executive Officer’s performance as against specific written objectives established at the beginning of each year and together with all other independent members of the Board approves annually the Chief Executive Officer’s compensation package.

12.	Establish structures and procedures to ensure the Board can function independently of management.	Yes
The Board has determined that the Corporation is best served by dividing the responsibilities of Board Chair and Chief Executive Officer. The Board Chair is independent and unrelated and is chosen by the full Board. A position description for the Board Chair has been developed and approved by the Board. Amongst other things the Chair is expected to:

(i) provide leadership necessary for effective functioning of the Board;

(ii) lead in the assessment of Board performance;

(iii) assist the Compensation Committee in monitoring and evaluating the performance of the Chief Executive Officer;

(iv) lead the Board in ensuring succession plans are in place at the senior management level; and

(v) act as an effective liaison between the Board and management.

The Board has also adopted a policy of meeting without management present at each regularly scheduled meeting of the Board. These sessions are of no fixed duration and participating Directors are encouraged to raise and discuss any issues of concern.

Does
PCS
TSX Guidelines for		Currently
Effective Corporate Governance		Align?	Comments

13.	(a) The Audit Committee should have a mandate which specifically defines the roles and responsibility of the Audit Committee;	Yes	The Audit Committee has a comprehensive written Charter which was last reviewed and amended in 2004.

The Committee is composed solely of independent, unrelated Directors. All members of the Committee must be financially literate and at least one member of the Committee must have accounting or related financial expertise. The Board has concluded that all members of the Committee are financially literate and Mr. Vicq is an “Audit Committee Financial Expert” within the rules of the U.S. Securities and Exchange Commission relating to audit committees.

The Charter explicitly affirms that the external auditor is ultimately accountable to the shareholders through the Board of Directors and Audit Committee. The Committee regularly assesses the independence of the external auditor and in its review of annual and quarterly financial statements, there is included a discussion of the quality of the Corporation’s accounting principles and the relevance, reliability, comparability and understandability of the financial statements. The Audit Committee communicates directly with internal and external auditors and assumes responsibility for overseeing management reporting and internal control systems.

	(b) All members should be outside Directors.	Yes	The Audit Committee is at present composed of five members, all of whom are independent and unrelated.

14.	Implement a system to enable individual Directors to engage outside advisors, at the expense of the Corporation in appropriate circumstances.	Yes	Individual Directors may engage outside advisors, at the Corporation’s expense, upon authorization of the Executive Committee.

APPENDIX B

POTASH CORPORATION OF SASKATCHEWAN INC.

AUDIT COMMITTEE CHARTER

1.	Objectives

i)
The Audit Committee will assist the Board of Directors in fulfilling its oversight responsibilities for (1) the integrity of the company’s financial statements, (2) the company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the company’s internal audit function and independent auditors. In performing its duties, the Committee will maintain effective working relationships, including engaging in full and frank discussions, with the Board of Directors, management, and the internal and external auditors. To perform his or her role effectively, each Committee member will obtain an understanding of the detailed responsibilities of Committee membership as well as the Corporation’s business, operations and risk.

ii)
In discharging its responsibilities, the Audit Committee is not itself responsible for the planning or conduct of audits or for any determination that the Corporation’s financial statements are complete and accurate or in accordance with Canadian or U.S. generally accepted accounting principles.

2.	External Auditor Independence

i)	The Corporation’s external auditor is ultimately accountable to the shareholders through the Board of Directors and Audit Committee.

ii)	The Committee’s responsibilities regarding the independence of the external auditor are identified under the heading Duties, Powers and Responsibilities: External Audit.

3.	Membership

i)	The Board of Directors shall appoint annually from among its members an Audit Committee to hold office for the ensuing year or until their successors are elected or appointed.

ii)
The Audit Committee shall consist of not less than three and not more than five members, none of whom is a current or former officer or employee of the Corporation or any of its affiliates and none of whom has any relationship to the Corporation that may interfere with the exercise of their independence from management and the Corporation. In addition, members must be financially literate and at least one member should be an Audit Committee Financial Expert. Each member shall meet the independence, experience and financial literacy requirements of applicable law and listing standards.

iii)
The Board of Directors may from time to time designate one of the members of the Audit Committee to be the Committee Chair and the Secretary of the Corporation shall be the Secretary of the Audit Committee.

iv)
Any member of the Audit Committee may be removed or replaced at any time by the Board of Directors and shall cease to be a member of the Audit Committee on ceasing to be a Director. The Board of Directors may fill vacancies on the Audit Committee by election from among the Board of Directors. If and whenever a vacancy shall exist on the Audit Committee, the remaining members may exercise all its powers so long as a quorum remains in office. Subject to the above, each member of the Audit Committee shall hold office as such until the next Annual Meeting of Shareholders after his or her election.

4.	Meetings and Participation

i)
Meetings of the Audit Committee shall provide a framework for a full and frank discussion of all relevant matters, including: financial statement disclosures, accounting, internal controls and auditing. To accomplish this:

•	The Audit Committee shall meet at least once each quarter. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials.

•
The Corporation’s internal auditor shall be entitled to receive notice of every meeting of the Audit Committee, and shall attend such meetings at the invitation of the Audit Committee. The external auditor shall be entitled to receive notice of every meeting of the Audit Committee and to attend and be heard thereat. The Audit Committee expects that both the internal and external auditors will have independent communication and information flow with it or the Committee Chair and has the authority to communicate directly with the internal and external auditors.

•
The Audit Committee may invite such officers, directors and employees of the Corporation as it may see fit, or any external counsel, from time to time to attend meetings of the Audit Committee and assist in the discussion and consideration of the duties of the Audit Committee. The Audit Committee shall have full authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Corporation.

•
The time at which and place where the meetings of the Audit Committee shall be held and the calling of meetings and the procedure in all things at such meetings shall be determined by the Audit Committee; provided that meetings of the Audit Committee shall be convened whenever requested by the external auditor or any member of the Audit Committee in accordance with the Canada Business Corporations Act.

•
No business may be transacted by the Audit Committee except at a meeting of its members at which a quorum of the Audit Committee is present. A majority of the members of the Audit Committee shall constitute a quorum.

•
At least once each quarter, in the absence of any management representatives, the Audit Committee shall meet separately with both the Corporation’s internal and external auditors (“in camera” meetings).

•
The Audit Committee shall keep minutes of its meetings in which shall be recorded all action taken by it, which minutes shall be approved by Committee members and available as soon as possible to the Board of Directors and provided to each Director who so requests. Items discussed in the in camera portion (with the external auditor and the internal auditor) of Audit Committee meetings will not be recorded in the minutes of that meeting.

5.	Duties, Powers and Responsibilities

i)
There is hereby delegated to the Audit Committee the duties and powers specified in section 171 of the Canada Business Corporations Act and, without limiting these duties and powers, the Audit Committee shall:

a)	Financial Statements

•
In the discussion of the external audit plan with the external auditor and management, members of the Committee shall satisfy themselves that both quantitative and appropriate qualitative factors have been taken into account in the determination of whether or not amounts or disclosures are material to financial statements.

•
Review and discuss with both management and the external auditor the annual audited Financial Statements, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Selected Eleven-Year Data prior to their submission to the Board of Directors for approval, and make a determination whether to recommend to the Board of Directors that the audited Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations be included in the Corporation’s Form 10-K.

•
Review and discuss with both management and the external auditor the unaudited quarterly financial statements of the Corporation and other financial information to be included in the Corporation’s Form 10-Q and, if such statements and information are found to conform to the accounting practices and standards of the Corporation, approve pursuant to the authority delegated to the Committee by the Board and authorize the release and publication of such statements and information. The Audit Committee shall also discuss the results of the external auditor’s review of the Corporation’s quarterly financial statements conducted in accordance with Statement of Auditing Standards (SAS) No. 71. The Committee shall also review, and prior to publication approve pursuant to the authority delegated to the Committee by the Board, the quarterly Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•
In the review of annual and quarterly financial statements, discuss the quality of the Corporation’s accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements and the adequacy of internal controls. The Audit Committee shall also discuss the results of the annual audit and any other matters required to be communicated to the Audit Committee by the external auditor under Canadian generally accepted auditing standards, U.S. generally accepted auditing standards, applicable law or listing standards, including matters required to be discussed by SAS No. 61, as amended by SAS No. 90. The framework for discussion will be from the perspective of those who use the statements and will include reference to relevance, reliability, comparability and understandability of these statements.

•
Discuss the Corporation’s earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies. Such discussion may be done generally and the Committee need not discuss in advance each earnings release or each instance in which the Corporation may provide earnings guidance.

•
Review in detail the result of the external auditor’s review of the Corporation’s financial records, including the management letter, and report to the Board of Directors any matters that remain unresolved. Such review shall address any problems or difficulties the external auditor may have encountered in connection with the annual audit or otherwise, including any restrictions on the scope of activities or access to required information, any disagreements with management regarding generally accepted accounting principles and other matters, material adjustments to the financial statements recommended by the external auditor and adjustments that were proposed but “passed”, regardless of materiality.

•
Review periodically with management, the internal auditor and the external auditor the effect of new or proposed regulatory and accounting initiatives on the Corporation’s financial statements and other public disclosures and procedures.

•
Review with the external auditor (i) the Corporation’s critical accounting policies and estimates, and (ii) any alternative treatments of financial information under Canadian or U.S. generally accepted accounting principles that have been discussed with management.

b)	Internal and Disclosure Controls

•
The Audit Committee shall discuss with management, the internal auditor and the external auditor the Corporation’s major risk exposures (whether financial, operational or otherwise), the adequacy and effectiveness of the accounting and financial controls, and the steps management has taken to monitor and control such exposures and manage legal compliance programs, among other considerations that may be relevant to their respective audits.

•
Review on an annual basis with management and the external auditor the Corporation’s internal controls and procedures and management’s internal control report, including any attestation of such report by the external auditor. Management and the internal auditor shall report periodically to the Audit Committee regarding any significant deficiencies in the design or operation of the Corporation’s internal controls, material weaknesses in internal controls and any fraud (regardless of materiality) involving persons having a significant role in the internal controls, as well as any significant changes in internal controls implemented by management during the most recent reporting period of the Corporation.

•
Review with the Chief Executive Officer, the Chief Financial Officer and the General Counsel on an annual basis the Corporation’s disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

•
Discuss with the Chief Executive Officer and the Chief Financial Officer all elements of the certification required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Chair of the Audit Committee shall participate in the quarterly Sarbanes-Oxley Due Diligence Conference Call meeting.

c)	Internal Audit

•	Review with management, the external auditor and the internal auditor, the internal audit department charter, audit scope, audit plans, activities and staffing of the internal audit function.

•	Review with management, the external auditor and the internal auditor, the internal auditor’s periodic activity reports.

•
Review on an annual basis the experience and qualifications of the senior members of the internal auditors, the quality control procedures of the internal auditors and the overall effectiveness of the internal audit function including comparison with external benchmarks.

•
If the internal audit services are outsourced, the Committee shall be responsible for the engagement, evaluation and termination of the internal audit service providers and shall approve fees paid to the internal audit service providers. As part of its responsibility to evaluate any internal audit service providers, the Committee shall review the quality control procedures applicable to the service providers. The Committee shall also obtain not less frequently than annually a report of the service providers addressing such service providers’ internal control procedures, issues raised by their most recent internal quality control review or by any inquiry or investigation by governmental or professional authorities for the preceding five years and the response of such service providers.

•	Review internal audit costs annually.

•	Discuss with the Chief Executive Officer any proposed dismissal, appointment or replacement of the internal auditor.

d)	External Audit

•
Review with the external auditor, management and the internal auditor the external auditor’s proposed audit plan and approach, including coordination with the internal auditor and the relationship between areas of audit emphasis and quantum of risk.

•
Review with the external auditor annually their written statement regarding relationships and services which may affect the external auditor’s objectivity and independence. The Audit Committee shall approve guidelines for the retention of the external auditor for any non-audit service and the fee for such service and shall determine procedures for the approval of audit and non-audit services in advance. The Audit Committee shall, in accordance with such procedures, approve in advance any audit or non-audit service provided to the Corporation by the external auditor, all as required by applicable law or listing standards.

•
At least annually, review a report by the external auditor describing any material issues raised by the most recent internal quality control review of the local practice office or by any inquiry or investigation by governmental or professional authorities of the local practice office, within the preceding five years, and steps taken to address any such issues. The report shall also include any similar matters pertaining to offices other than the local practice office, to the extent the audit partner is aware of such matters.

•
Ensure the regular rotation of the lead partner and the reviewing partner to the extent required by law, and regularly consider whether or not there should be a rotation of the Corporation’s external auditor.

•	With management, evaluate the performance of the external auditor, and the lead partner of the external auditor, annually.

•	Recommend the appointment, reappointment or replacement of the external auditor to the Board for recommendation to the shareholders.

•	Review and recommend to the Board external audit fees.

•	Review and approve guidelines for the Corporation’s hiring of former employees and partners of the external auditor, which shall meet the requirements of applicable law and listing standards.

e)	Compliance

•
Review periodically with management, including the General Counsel, and the external auditor any correspondence with, or other action by, regulators or government agencies and any employee complaints or published reports that raise concerns regarding the Corporation’s financial statements, accounting or auditing matters or compliance with the Corporation’s Code of Business Conduct. The Audit Committee shall also meet periodically and separately with the General Counsel and other appropriate legal staff of the Corporation or external counsel to review material legal affairs of the Corporation and the Corporation’s compliance with applicable law and listing standards.

•	Review a summary of compliance with the Corporation’s Code of Business Conduct on an annual basis.

f)	Reporting Responsibilities

•	Regularly update the Board about Committee activities and ensure the Board is aware of matters which may significantly impact the financial condition or affairs of the Corporation.

•
Prepare annually a report for inclusion in the proxy statement. This report will disclose the Committee’s activities that resulted from its financial reporting oversight responsibilities. Specifically, the report will deal with its review of the financial statements with management, the discussions it has had with the external auditor regarding their written disclosures pertaining to independence and other matters required to be discussed and will contain disclosure of all audit and non-audit fees paid to the external auditor.

•	Prepare a report to the Board regarding the result of its annual self-assessment.

g)	Other Responsibilities

•
Maintain procedures for the receipt, retention and treatment of complaints received by the Corporation regarding financial statement disclosures, accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Corporation of concerns regarding financial statement disclosures, accounting, internal accounting controls and auditing matters. Such procedures are appended hereto as Annex “A”

•
Review and address any complaints received by the Corporation regarding financial statement disclosures, accounting, internal accounting controls or auditing matters, and any confidential, anonymous submissions by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

•	Review annually a summary of the Corporation’s transactions with directors and officers and with firms that employ directors, as well as any other material related party transactions.

•
Review quarterly the report prepared by the Natural Gas Hedging Committee. If the hedged position is outside of the guidelines approved by the Natural Gas Hedging Committee, determine the reasons for this deviation and the actions that will be taken as a result.

•	Evaluate its performance under this Charter. The Committee shall address all matters that the Committee considers relevant to its performance, including the following:

•	The adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board;

•	The adequacy of information provided to the Committee by management, the internal auditor and the external auditor;

•	Whether or not members have adequate opportunity to discuss issues and ask probing and/or challenging questions of management, where necessary;

•	Whether or not the Audit Committee is kept apprised of the significant operational, financial and regulatory issues currently being faced by the Corporation;

•	Whether or not the membership of the Committee contains the proper mix of relevant financial, legal and business talent; and,

•	Whether or not management are proactive in assisting the Committee in keeping current on important business, financial, operational and regulatory matters.

•
In assessing its own performance, the Audit Committee shall solicit feedback from the Board, CEO, CFO, the internal auditor and the external auditor on specific opportunities to improve Audit Committee effectiveness.

•	Review and assess the adequacy of the Audit Committee Charter on an annual basis.

•	Carry out such other duties as may be delegated to it by the Board of Directors from time to time.

6.	Delegation

The Audit Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

7.	Outside Experts

The Audit Committee may, if and when considered appropriate to do so, institute, direct and supervise an investigation into any matter related to the mandate of the Committee and may, for the purposes of such investigation or otherwise to carry out its duties, retain the services of outside legal counsel or other professionals, as required and set and direct payment of compensation of such professionals.

8.	Remuneration

The members of the Audit Committee shall be entitled to receive such remuneration for acting as members of the Audit Committee as the Board of Directors may from time to time determine, subject to such limitations as may be imposed by applicable independence requirements.

9.	Funding

The Corporation shall provide for appropriate funding, as determined by the Audit Committee, for (i) compensation to the public accounting firm for the purpose of preparing or issuing an audit report or performing other audit review or attest services; (ii) compensation to any outside experts employed by the Audit Committee; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

ANNEX “A”

To Potash Corporation of Saskatchewan Inc.
Audit Committee Charter

Procedures for the Submission of Complaints or Concerns
Regarding Financial Statement Disclosures, Accounting,
Internal Accounting Controls or Auditing Matters

1.
The Corporation shall forward to the Audit Committee of the Board of Directors any complaints that it has received regarding financial statement disclosures, accounting, internal accounting controls or auditing matters.

2.
Any employee of the Corporation may submit, on a confidential, anonymous basis if the employee so desires, any concerns regarding financial statement disclosures, accounting, internal accounting controls or auditing matters by setting forth such concerns in writing and forwarding them in a sealed envelope to the Chair of the Audit Committee, in care of the Corporate Secretary, 500 – 122 1st Avenue South, Saskatoon, SK, S7K 7G3, CANADA, such envelope to be labeled with a legend such as: “To be opened by the Audit Committee only”. If any employee would like to discuss any matter with the Audit Committee, the employee should indicate this in the submission and include a telephone number at which he or she might be contacted if the Audit Committee deems it appropriate. Any such envelopes received by the Corporate Secretary shall be forwarded promptly to the Chair of the Audit Committee.

3.
At each of its meetings, including any special meeting called by the Chair of the Audit Committee following the receipt of any information pursuant to this Annex, the Audit Committee shall review and consider any such complaints or concerns that it has received and take any action that it deems appropriate in order to respond thereto.

4.	The Audit Committee shall retain any such complaints or concerns for a period of no less than 7 years.

5.	This Annex A shall appear on the Corporation’s website as part of this Charter.

APPENDIX C

SHAREHOLDER PROPOSAL ON EXECUTIVE COMPENSATION

          The following Proposal has been submitted by a shareholder for consideration at the Meeting. The Corporation is legally required to include the Proposal in this Management Proxy Circular. For the reasons set out below, the Board and management oppose the Proposal.

          The submitting shareholder is the Carpenters’ Local 27 Pension Trust Fund (the “Fund”), 2589 Calabogie Road, RR #1, Burnstown, Ontario K0J 1G0. The Proposal and the Fund’s supporting statement are set out verbatim below.

Proposal

          Resolved, that the shareholders of Potash Corporation of Saskatchewan Inc. (“Company”) request that the Company’s Board of Directors and its Executive Compensation Committee replace the current system of compensation for senior executives with the following “Commonsense Executive Compensation” program including the following features:

(1) Salary — The chief executive officer’s (“CEO”) salary should be targeted at the mean of salaries paid at peer group companies, not to exceed $1,000,000 annually. No senior executive should be paid more than the CEO.

(2) Annual Bonus — The annual bonus paid to senior executives should be based on well-defined quantitative (financial) and qualitative (non-financial) performance measures. The maximum level of annual bonus should be a percentage of the executive’s salary level, capped at 100% of salary.

(3) Long-Term Equity Compensation — Long-term equity compensation to senior executives should be in the form of restricted shares, not stock options. The restricted share program should utilize justifiable performance criteria and challenging performance benchmarks. It should contain a vesting requirement of at least three years. Executives should be required to hold all shares awarded under the program for the duration of their employment. The value of the restricted share grant should not exceed $1,000,000 on the date of grant.

(4) Severance — The maximum severance payment to a senior executive should be no more than one year’s salary and bonus.

(5) Disclosure — Key components of the executive compensation plan should be outlined in the Compensation Committee’s report to shareholders, with variances from the Commonsense program explained in detail.

          The Commonsense compensation program should be implemented in a manner that does not violate any existing employment agreement or equity compensation plans.

Supporting Statement

          We believe that compensation paid to senior executives at most companies, including ours, is excessive, unjustified, and contrary to the interests of the Company, its shareholders, and other important corporate constituents. CEO pay has been described as a “wasteland that has not been reformed.” (Institutional Shareholder Services senior vice-president, Wall Street Journal, “Executive Pay Keeps Rising, Despite Outcry,” October 3, 2003). We believe that the growing disparity between the compensation paid to senior executives and average workers is a disturbing trend and contrary to the long-term interests of companies, their shareholders, workers and communities.

          We believe that it is long past time for shareholders to be proactive and provide companies clear input on the parameters of what they consider to be reasonable and fair executive compensation. We believe that executive compensation should be designed to promote the creation of long-term corporate value. The Commonsense executive compensation principles seek to focus senior executives, not on quarterly performance numbers, but on long-term corporate value growth, which should benefit all the important constituents of the Company. We challenge our Company’s leadership to embrace the ideas embodied in this proposal, which still offers senior executives the opportunity to build personal long-term wealth, but only when they generate long-term corporate value.

C-2

          THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

          The Compensation Committee and the Board take very seriously their responsibilities to shareholders to ensure that appropriate levels of compensation are paid to the persons charged with the responsibility of ensuring the Corporation’s long-term success. The Board and the Compensation Committee believe that restricting potential incentive program features and capping compensation levels for executives at arbitrary levels would unduly restrict the Compensation Committee’s choice among performance based compensation arrangements and would place the Corporation at a significant competitive disadvantage in recruiting and retaining executives. Salary and compensation levels for executives and the CEO are generally established at levels that approximate the median of what our peers are paying. In addition, as proof of our executive group’s recognition of their responsibility to shareholders, all senior executive employees (including the CEO) have taken a voluntary 10% salary cut, effective July 1, 2003.

          The Board and the Compensation Committee agree that quarterly performance numbers should not take precedence over long-term growth in corporate value in the design and implementation of the executive compensation policies of the Corporation. As proof of this, the majority of the compensation of our executive group is incentive based. Through the long-term incentive plan and awards of stock options (which since December 2003 have been expensed), compensation for our executives has been tied to long-term performance of the Corporation, as the compensation received by executives under these plans is dependent upon the success of the Corporation over a number of years, not months.

          We also take very seriously our obligation to ensure there is detailed disclosure of executive compensation. In accordance with its Board-approved charter, the Compensation Committee of the Board reviews, approves and oversees all policies under which compensation is paid to the Corporation’s executives (other than the CEO, which is reviewed by the Board itself). Each year the Compensation Committee also issues a detailed report on executive compensation, which is included in the Corporation’s Management Proxy Circular, and discloses total compensation for the Corporation’s most highly paid executives. The Corporation annually engages independent compensation consultants to prepare comparisons of the compensation package of the Corporation’s executives with a peer group of companies.

          You, as shareholders, have elected the Board and entrusted it with the responsibility of managing your Corporation. Through the Board’s Compensation Committee, composed entirely of independent and unrelated Directors, your interests are protected. Your Corporation’s compensation policies have been designed, are administered and are focused on providing appropriate levels of compensation for its executive officers while motivating them to deliver sustained long-term value enhancement for the Corporation and its shareholders. The Board and the Compensation Committee (which each met 9 times in 2003) expend considerable time and effort in ensuring that shareholders' interests are protected. Rigid and arbitrary limits that remove flexibility from the hands of the Board and the Compensation Committee are not in the best interests of the Corporation and its shareholders. We believe, as our record demonstrates, that we have earned your trust — let us continue to administer our compensation policies in order to maximize our Corporation’s success.

          For the reasons described above, the Board believes that the Proposal is not in the best interests of the Corporation and shareholders.

          The Board strongly recommends that shareholders vote against the Proposal.

Proxy	Potash Corporation of Saskatchewan Inc.

FOR USE AT THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2004.

THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT OF THE CORPORATION.

The undersigned holder of common shares (“Shares”) of Potash Corporation of Saskatchewan Inc. (the “Corporation”) hereby appoints Dallas J. Howe, Board Chair, or failing him, William J. Doyle, President and Chief Executive Officer, or failing him, Wayne R. Brownlee, Senior Vice President, Treasurer and Chief Financial Officer, or failing him, John L.M. Hampton, Senior Vice President, General Counsel and Secretary, or instead of any of the foregoing,

,
as proxy for the undersigned to attend, vote and act for and on behalf of the undersigned at the annual and special meeting of shareholders of the Corporation to be held at the Delta Bessborough, 601 Spadina Crescent East, Saskatoon, Saskatchewan, Canada on Thursday, the 6th day of May, 2004 (the “Meeting”) at 10:30 a.m. (local time), and at any adjournments thereof, and hereby revokes any proxy previously given by the undersigned.

1. A shareholder has the right to appoint a person who need not be a shareholder, to represent him and to attend and act on his behalf at the Meeting, other than the nominees designated above, and may exercise such right by inserting the name of his nominee in the space provided above for that purpose.

2. The Shares represented by this proxy will be voted in accordance with any choice specified in this proxy. If no specification is made, the persons named above will vote such Shares for the election of the directors named in this proxy, for the appointment of Deloitte & Touche LLP as auditors of the Corporation and against the shareholder proposal attached as Appendix C to the accompanying Management Proxy Circular.

3. If this proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed by the Corporation.

Without limiting the general powers hereby conferred, the Shares represented by this proxy are to be:

1.	☐	VOTED FOR the election as directors of all nominees listed below (except as marked to the contrary below), or

	☐	WITHHELD FROM VOTING for all nominees listed below.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.

(1)	F.J. Blesi	(5)	D.J. Howe	(9)	P.J. Schoenhals
(2)	W.J. Doyle	(6)	A.D. Laberge	(10)	E.R. Stromberg
(3)	J.W. Estey	(7)	J.J. McCaig	(11)	J.G. Vicq
(4)	W. Fetzer III	(8)	M. Mogford	(12)	E. Viyella de Paliza

2.	Voted FOR ☐, or AGAINST ☐, or WITHHELD FROM VOTING ☐ on, the appointment of Deloitte & Touche LLP as auditors of the Corporation.

3.	Voted FOR ☐, or AGAINST ☐, or WITHHELD FROM VOTING ☐ on, the shareholder proposal attached as Appendix C to the accompanying Management Proxy Circular.

Dated the	day of	, 2004.

Name of Shareholder (please print)

Signature of Shareholder

Potash Corporation of Saskatchewan Inc.